                                                                    EXHIBIT 99.1
                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                  2002           2003
                                                              -------------   ----------
                                                              (AS RESTATED,
                                                               SEE NOTE 1)
REVENUES:
  Revenues..................................................   $1,606,792     $2,633,448
  Trading margins...........................................       50,829        (74,062)
                                                               ----------     ----------
    Total...................................................    1,657,621      2,559,386
                                                               ----------     ----------
EXPENSES:
  Fuel and cost of gas sold.................................      162,978        375,465
  Purchased power...........................................    1,030,550      1,708,533
  Accrual for payment to CenterPoint Energy, Inc. ..........           --         46,700
  Operation and maintenance.................................      149,552        196,633
  General, administrative and development...................      109,697        123,519
  Depreciation..............................................       53,869         79,626
  Amortization..............................................        3,668          9,461
                                                               ----------     ----------
    Total...................................................    1,510,314      2,539,937
                                                               ----------     ----------
OPERATING INCOME............................................      147,307         19,449
                                                               ----------     ----------
OTHER (EXPENSE) INCOME:
  Gains from investments, net...............................        2,812          1,644
  Income (loss) of equity investments of unconsolidated
    subsidiaries............................................        3,784         (1,210)
  Other, net................................................       (2,836)        (2,935)
  Interest expense..........................................      (29,159)       (97,033)
  Interest income...........................................        2,023         14,142
  Interest income -- affiliated companies, net..............        2,658             --
                                                               ----------     ----------
    Total other expense.....................................      (20,718)       (85,392)
                                                               ----------     ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES.....................................................      126,589        (65,943)
  Income tax expense (benefit)..............................       45,544        (19,481)
                                                               ----------     ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS....................       81,045        (46,462)
  Income (loss) from operations of discontinued European
    energy operations (including estimated loss on
    disposition of $384,000 in 2003)........................       12,046       (369,160)
  Income tax expense (benefit)..............................       (3,085)        11,863
                                                               ----------     ----------
  Income (loss) from discontinued operations................       15,131       (381,023)
                                                               ----------     ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES...................................................       96,176       (427,485)
  Cumulative effect of accounting changes, net of tax.......     (233,600)       (24,917)
                                                               ----------     ----------
NET LOSS....................................................   $ (137,424)    $ (452,402)
                                                               ==========     ==========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
  Income (loss) from continuing operations..................   $     0.28     $    (0.16)
  Income (loss) from discontinued operations, net of tax....         0.05          (1.31)
                                                               ----------     ----------
  Income (loss) before cumulative effect of accounting
    changes.................................................         0.33          (1.47)
  Cumulative effect of accounting changes, net of tax.......        (0.81)         (0.08)
                                                               ----------     ----------
  Net loss..................................................   $    (0.48)    $    (1.55)
                                                               ==========     ==========

      See Notes to our Unaudited Consolidated Interim Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                              DECEMBER 31,     MARCH 31,
                                                                  2002           2003
                                                              -------------   -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   1,114,854   $   388,447
  Restricted cash...........................................        212,595       176,909
  Accounts and notes receivable, principally customer,
     net....................................................        929,515       850,478
  Accrued unbilled revenues for our retail customers........        216,291       276,975
  Notes receivable related to receivables facility..........        169,582        96,430
  Fuel stock and petroleum products.........................        162,852        96,594
  Materials and supplies....................................        116,730       128,418
  Trading and marketing assets..............................        635,851       658,672
  Non-trading derivative assets.............................        345,551       912,851
  Collateral for letters of credit relating to energy
     trading and hedging activities.........................             --       144,803
  Margin deposits on energy trading and hedging
     activities.............................................        312,641       344,037
  Accumulated deferred income taxes.........................         58,335       153,045
  Prepayments and other current assets......................        143,439       205,377
  Current assets of discontinued operations.................        653,267       592,458
                                                              -------------   -----------
       Total current assets.................................      5,071,503     5,025,494
                                                              -------------   -----------
Property, plant and equipment, gross........................      7,727,076     9,248,436
Accumulated depreciation....................................       (433,317)     (510,634)
                                                              -------------   -----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................      7,293,759     8,737,802
                                                              -------------   -----------
OTHER ASSETS:
  Goodwill, net.............................................      1,540,506     1,533,089
  Other intangibles, net....................................        736,689       748,169
  Equity investments in unconsolidated subsidiaries.........        103,199        97,733
  Trading and marketing assets..............................        300,983       185,097
  Non-trading derivative assets.............................         97,014       204,906
  Accumulated deferred income taxes.........................          3,430         8,254
  Prepaid lease.............................................        200,052       212,273
  Restricted cash...........................................          7,000        13,664
  Other.....................................................        206,638       370,663
  Long-term assets of discontinued operations...............      2,076,047     1,700,932
                                                              -------------   -----------
       Total other assets...................................      5,271,558     5,074,780
                                                              -------------   -----------
       TOTAL ASSETS.........................................  $  17,636,820   $18,838,076
                                                              =============   ===========

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                              DECEMBER 31,     MARCH 31,
                                                                  2002           2003
                                                              -------------   -----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt and short-term
     borrowings.............................................  $     819,690   $   447,828
  Accounts payable, principally trade.......................        756,496       704,237
  Trading and marketing liabilities.........................        505,362       523,407
  Non-trading derivative liabilities........................        326,114       764,206
  Margin deposits from customers on energy trading and
     hedging activities.....................................         50,203        86,481
  Retail customer deposits..................................         51,750        53,465
  Accumulated deferred income taxes.........................         18,567        15,134
  Other.....................................................        280,223       250,880
  Current liabilities of discontinued operations............      1,084,462     1,030,804
                                                              -------------   -----------
       Total current liabilities............................      3,892,867     3,876,442
                                                              -------------   -----------
OTHER LIABILITIES:
  Accumulated deferred income taxes.........................        403,921       440,555
  Trading and marketing liabilities.........................        232,140       186,559
  Non-trading derivative liabilities........................        162,389       225,628
  Accrual for payment to CenterPoint Energy, Inc. ..........        128,300       175,000
  Benefit obligations.......................................        113,015       113,635
  Other.....................................................        294,479       323,224
  Long-term liabilities of discontinued operations..........        748,311       736,145
                                                              -------------   -----------
       Total other liabilities..............................      2,082,555     2,200,746
                                                              -------------   -----------
LONG-TERM DEBT..............................................      6,008,510     7,497,470
                                                              -------------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 13)
STOCKHOLDERS' EQUITY:
  Preferred stock; par value $0.001 per share (125,000,000
     shares authorized; none outstanding)...................             --            --
  Common Stock, par value $0.001 per share (2,000,000,000
     shares authorized; 299,804,000 issued).................             61            61
  Additional paid-in capital................................      5,836,957     5,877,405
  Treasury stock at cost, 9,198,766 and 7,672,245 shares....       (158,483)     (132,191)
  Retained earnings (deficit)...............................          3,539      (448,863)
  Accumulated other comprehensive loss......................        (67,692)      (32,994)
  Accumulated other comprehensive income (loss) from
     discontinued operations................................         38,506            --
                                                              -------------   -----------
     Stockholders' equity...................................      5,652,888     5,263,418
                                                              -------------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $  17,636,820   $18,838,076
                                                              =============   ===========

      See Notes to our Unaudited Consolidated Interim Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                  2002          2003
                                                              -------------   ---------
                                                              (AS RESTATED,
                                                               SEE NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $  (137,424)   $(452,402)
  (Income) loss from operations of discontinued European
     energy operations (including estimated loss on
     disposition of $384,000 in 2003).......................       (15,131)     381,023
                                                               -----------    ---------
  Net loss from continuing operations and cumulative effect
     of accounting changes..................................      (152,555)     (71,379)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Cumulative effect of accounting changes................       233,600       24,917
     Depreciation and amortization..........................        57,537       89,087
     Deferred income taxes..................................        36,552      (52,640)
     Net trading and marketing assets and liabilities.......        20,418      (91,736)
     Net non-trading derivative assets and liabilities......       (10,346)       9,839
     Net amortization of contractual rights and
      obligations...........................................            --       13,102
     Undistributed earnings of unconsolidated
      subsidiaries..........................................        (2,285)       2,210
     Accrual for payment to CenterPoint Energy, Inc.........            --       46,700
     Other, net.............................................       (12,454)      (9,008)
     Changes in other assets and liabilities (net of
      acquisitions):
       Restricted cash......................................       210,413       29,021
       Accounts and notes receivable and unbilled revenue,
        net.................................................      (489,414)      (4,755)
       Accounts receivable/payable -- affiliated companies,
        net.................................................        63,794           --
       Inventory............................................        13,379       52,321
       Collateral for electric generating equipment, net....       130,421           --
       Collateral for letters of credit relating to energy
        trading and hedging activities......................            --     (144,803)
       Margin deposits on energy trading and hedging
        activities, net.....................................       217,450        4,881
       Net non-trading derivative assets and liabilities....       (46,926)     (29,764)
       Prepaid lease obligation.............................       (40,292)     (12,221)
       Other current assets.................................        (1,980)     (61,937)
       Other assets.........................................       (10,928)     (36,097)
       Accounts payable.....................................       147,233       (9,458)
       Taxes payable/receivable.............................        58,456      108,264
       Other current liabilities............................       (20,799)     (33,448)
       Other liabilities....................................       (39,398)     (49,362)
                                                               -----------    ---------
          Net cash provided by (used in) continuing
            operations from operating activities............       361,876     (226,266)
          Net cash provided by (used in) discontinued
            operations from operating activities............        33,910         (841)
                                                               -----------    ---------
          Net cash provided by (used in) operating
            activities......................................       395,786     (227,107)
                                                               -----------    ---------

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                  2002          2003
                                                              -------------   ---------
                                                              (AS RESTATED,
                                                               SEE NOTE 1)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (176,780)    (188,933)
  Business acquisitions, net of cash acquired...............    (2,948,821)          --
  Other, net................................................           930          481
                                                               -----------    ---------
          Net cash used in continuing operations from
            investing activities............................    (3,124,671)    (188,452)
          Net cash used in discontinued operations from
            investing activities............................        (2,126)      (1,454)
                                                               -----------    ---------
          Net cash used in investing activities.............    (3,126,797)    (189,906)
                                                               -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................        13,537       94,902
  Payments of long-term debt................................        (1,156)     (11,635)
  Increase (decrease) in short-term borrowings, net.........     2,922,348     (267,615)
  Change in notes with affiliated companies, net............       (43,326)          --
  Payments of financing costs...............................            --     (130,774)
  Other, net................................................         9,439        1,912
                                                               -----------    ---------
          Net cash provided by (used in) continuing
            operations from financing activities............     2,900,842     (313,210)
          Net cash used in discontinued operations from
            financing activities............................       (40,313)        (402)
                                                               -----------    ---------
          Net cash provided by (used in) financing
            activities......................................     2,860,529     (313,612)
                                                               -----------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................          (666)       4,218
                                                               -----------    ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       128,852     (726,407)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............        97,974    1,114,854
                                                               -----------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   $   226,826    $ 388,447
                                                               ===========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
     Interest paid (net of amounts capitalized) for
      continuing operations.................................   $    22,190    $ 113,662
     Income taxes paid for continuing operations............           701          944
     Income tax refunds received for continuing
      operations............................................            --       44,772

      See Notes to our Unaudited Consolidated Interim Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(1)  BACKGROUND AND BASIS OF PRESENTATION

     In this Quarterly Report on Form 10-Q (Form 10-Q), "Reliant Resources" refers to Reliant Resources, Inc. (Reliant Resources), and "we", "us" and "our" refer to Reliant Resources, Inc. and its subsidiaries, unless we specify or the context indicates otherwise. Included in this Form 10-Q are our interim consolidated financial statements and notes (interim financial statements). The interim financial statements are unaudited, omit certain financial statement disclosures and should be read with the annual report on Form 10-K/A of Reliant Resources for the year ended December 31, 2002 filed on May 1, 2003 (Form 10-K/A).

     Reliant Energy, Incorporated (Reliant Energy) adopted a business separation plan in response to the Texas Electric Choice Plan (Texas electric restructuring law) adopted by the Texas legislature in June 1999. The Texas electric restructuring law substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition with respect to all customer classes beginning in January 2002. Under its business separation plan filed with the Public Utility Commission of Texas (PUCT), Reliant Energy transferred substantially all of its unregulated businesses to Reliant Resources in order to separate its regulated and unregulated operations. In accordance with the plan, in May 2001, Reliant Resources offered 59.8 million shares of its common stock to the public at an initial offering price of $30 per share (IPO) and received net proceeds from the IPO of $1.7 billion. For additional information regarding the IPO, see notes 3 and 10(a) to our Form 10-K/A.

     CenterPoint Energy, Inc. was formed on August 31, 2002 as the new holding company of Reliant Energy. We refer to CenterPoint Energy, Inc. and its predecessor company, Reliant Energy, as "CenterPoint." Unless clearly indicated otherwise these references to "CenterPoint" mean CenterPoint Energy, Inc. on or after August 31, 2002 and Reliant Energy prior to August 31, 2002. CenterPoint is a diversified international energy services and energy delivery company that owned the majority of Reliant Resources outstanding common stock prior to September 30, 2002. On September 30, 2002, CenterPoint distributed all of the 240 million shares of our common stock it owned to its common shareholders of record as of the close of business on September 20, 2002 (Distribution). The Distribution completed the separation of Reliant Resources and CenterPoint into two separate publicly held companies.

RESTATEMENT

     Subsequent to the issuance of our financial statements for the first three quarters of 2002, we determined that we had incorrectly calculated the amount of hedge ineffectiveness for 2001 and the first three quarters of 2002 for hedging instruments entered into prior to the adoption of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133). These hedging instruments included long-term forward contracts for the sale of power in the California market through December 2006. The amount of hedge ineffectiveness for these forward contracts was calculated using the trade date. However, the proper date for the hedge ineffectiveness calculation is hedge inception, which for these contracts was deemed to be January 1, 2001, concurrent with the adoption of SFAS No. 133. This restatement in accounting for hedge ineffectiveness resulted in a reduction of revenues of $1.1 million ($0.7 million after-tax) for the three months ended March 31, 2002.

     The statements of consolidated operations and cash flows for the three months ended March 31, 2002 have been restated from amounts previously reported to correctly account for the amount of hedge ineffectiveness in the first quarter of 2002. The restatement had no impact on previously reported consolidated total operating, investing and financing cash flows for the three months ended March 31, 2002. The following is a summary of the principal effects of the restatement and the revisions for changes in accounting principles

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

and discontinued operations for the three months ended March 31, 2002:
(Note -- Those line items for which no change in amounts are shown were not affected by the restatement.)

                                                     THREE MONTHS ENDED MARCH 31, 2002
                                            ----------------------------------------------------
                                                          AS REVISED FOR CHANGES
                                                              IN ACCOUNTING
                                                              PRINCIPLES AND
                                                               DISCONTINUED        AS PREVIOUSLY
                                            AS RESTATED    OPERATIONS(1)(2)(3)      REPORTED(4)
                                            -----------   ----------------------   -------------
                                                               (IN MILLIONS)
Revenues..................................    $1,607              $1,608              $7,030
Trading margins...........................        51                  51                  --
                                              ------              ------              ------
  Total revenues..........................     1,658               1,659               7,030
                                              ------              ------              ------
Fuel and cost of gas sold.................       163                 163               2,633
Purchased power...........................     1,031               1,031               3,868
Other operating expenses..................       317                 317                 363
                                              ------              ------              ------
Total operating expenses..................     1,511               1,511               6,864
                                              ------              ------              ------
Operating income..........................       147                 148                 166
Other expense, net........................       (20)                (20)                (26)
                                              ------              ------              ------
Income from continuing operations before
  income tax expense......................       127                 128                 140
Income tax expense........................        46                  46                  43
                                              ------              ------              ------
Income from continuing operations.........        81                  82                  97
Discontinued operations, net of tax.......        15                  15                  --
                                              ------              ------              ------
Income before cumulative effect of
  accounting change.......................        96                  97                  97
Cumulative effect of accounting change,
  net of tax..............................      (234)               (234)                 --
                                              ------              ------              ------
Net (loss) income.........................    $ (138)             $ (137)             $   97
                                              ======              ======              ======
Basic and Diluted Earnings (Loss) Per
  Share:
  Income from continuing operations.......    $ 0.28              $ 0.29              $ 0.33
  Discontinued operations, net of tax.....      0.05                0.05                  --
                                              ------              ------              ------
  Income before cumulative effect of
     accounting change....................      0.33                0.34                0.33
  Cumulative effect of accounting change,
     net of tax...........................     (0.81)              (0.81)                 --
                                              ------              ------              ------
     Net (loss) income....................    $(0.48)             $(0.47)             $ 0.33
                                              ======              ======              ======

---------------

(1) Beginning with the quarter ended September 30, 2002, we now report all energy trading and marketing activities on a net basis as allowed by Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 98-10). Comparative financial statements for prior periods have been reclassified to conform to this presentation. For information regarding the presentation of trading and marketing activities on a net basis, see note 2. Revenues, fuel and cost of gas sold expense and purchased power expense have been reclassified to conform to this presentation.

(2) In February 2003, we signed an agreement to sell our European energy operations to n.v. Nuon (Nuon), a Netherlands-based electricity distributor. In the first quarter of 2003, we began to report the results of our European energy operations as discontinued

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

    operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). Comparative financial statements for prior periods have been reclassified to conform to this presentation.

(3) During the third quarter of 2002, we completed the transitional impairment test for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on our interim financial statements, including the review of goodwill for impairment as of January 1, 2002 (see note 7). Based on this impairment test, we recorded an impairment of our European energy segment's goodwill of $234 million, net of tax. This impairment loss was recorded retroactively as a cumulative effect of a change in accounting principle for the quarter ended March 31, 2002.

(4) Some amounts from the previous period have been reclassified to conform to the presentation of our statement of consolidated operations for the three months ended March 31, 2003. These reclassifications do not affect operating income or net income.

  BASIS OF PRESENTATION

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the statements of consolidated operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, (d) acquisitions and dispositions of businesses, assets and other interests and (e) changes in interest expense. In addition, some amounts from the prior period have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

     The statements of consolidated operations include all revenues and costs directly attributable to us, including costs for facilities and costs for functions and services performed by centralized CenterPoint organizations and directly charged to us based on usage or other allocation factors prior to the Distribution. The results of operations for the three months ended March 31, 2002, in these interim financial statements also include general corporate expenses allocated by CenterPoint to us prior to the Distribution. All of the allocations in the interim financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if we had operated as a separate entity prior to the Distribution.

     Our financial reporting segments include the following: retail energy, wholesale energy, European energy and other operations. The retail energy segment includes our retail electric operations and associated supply activities. This segment provides customized, integrated energy services to large commercial, industrial and institutional customers and standardized electricity and related services to residential and small commercial customers in Texas. In addition, the retail energy segment includes our Electric Reliability Council of Texas (ERCOT) generation facilities. The wholesale energy segment engages in the acquisition, development and operation of domestic non-rate regulated electric power generation facilities as well as wholesale energy trading, marketing, power origination and risk management activities related to energy and energy-related commodities in North America. The European energy segment operates power generation facilities in the Netherlands and conducts wholesale energy trading and origination activities in Europe; see note 16 regarding the sale of our European energy operations and the classification as discontinued operations. The other operations segment primarily includes unallocated general corporate expenses and non-operating investments.

     Each of Orion Power New York, LP (Orion NY), Orion Power New York LP, LLC, Orion Power New York GP, Inc., Astoria Generating Company, L.P., Carr Street Generating Station, LP, Erie Boulevard Hydropower, LP, Orion Power MidWest, LP (Orion MidWest), Orion Power Midwest LP, LLC, Orion

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

Power Midwest GP, Inc., Twelvepole Creek, LLC and Orion Power Capital, LLC (Orion Capital) is a separate legal entity and has its own assets.

(2)  NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 142. See note 7 for a discussion regarding our adoption of SFAS No. 142 on January 1, 2002.

     SFAS No. 143. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). On January 1, 2003, we adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, we recorded asset retirement obligations in connection with certain business combinations. These obligations were recorded at their undiscounted estimated fair values on the dates of acquisition. Our asset retirement obligations primarily relate to the future dismantling of power plants and auxiliary equipment at our European energy operations. We also have asset retirement obligations related primarily to future dismantlement of power plants on leased property and environmental obligations related to ash disposal site closures in our wholesale energy segment. The impact of the adoption of SFAS No. 143 resulted in a gain of $19 million, net of tax of $10 million, or $0.06 per share, as a cumulative effect of an accounting change in our statement of consolidated operations for the three months ended March 31, 2003. Included in the gain is $16 million, net of tax of $8 million, related to our European energy operations, which are now reported as discontinued operations.

     The adoption of SFAS No. 143 for our continuing operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $6 million increase in the carrying values of property, plant and equipment, (b) a $1 million increase in accumulated depreciation of property, plant and equipment, (c) a $1 million decrease in asset retirement obligations and (d) a $3 million increase in deferred income tax liabilities. The net impact of these items was to record a gain of $3 million, net of tax, as a cumulative effect of an accounting change in our results of continuing operations upon adoption on January 1, 2003.

     The following unaudited pro forma financial information has been prepared to give effect to the adoption of SFAS No. 143 as if it had been applied in 2002:

                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 2002
                                                               ------------------
                                                                 (IN MILLIONS)
Income from continuing operations, as reported..............          $81
Pro forma adjustments to reflect retroactive adoption of
  SFAS No. 143..............................................           (2)
                                                                      ---
Pro forma income from continuing operations.................          $79
                                                                      ===

                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 2002
                                                               ------------------
                                                                 (IN MILLIONS)
Net loss, as reported.......................................         $(138)
Pro forma adjustments to reflect retroactive adoption of
  SFAS No. 143..............................................            (2)
                                                                     -----
Pro forma net loss..........................................         $(140)
                                                                     =====

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

                                                                THREE MONTHS ENDED
                                                                  MARCH 31, 2002
                                                              -----------------------
                                                              AS REPORTED   PRO FORMA
                                                              -----------   ---------
Basic and diluted earnings per share from continuing
  operations................................................    $ 0.28       $ 0.27
Basic and diluted earnings per share before cumulative
  effect of accounting change...............................      0.33         0.33
Basic and diluted loss per share............................     (0.48)       (0.48)

     The following table presents the detail of our asset retirement obligations for continuing operations, which are included in other long-term liabilities in our consolidated balance sheet (in millions):

Balance at January 1, 2003..................................   $11
Accretion expense...........................................     1
                                                               ---
Balance at March 31, 2003...................................   $12
                                                               ===

     SFAS No. 144. In August 2001, the FASB issued SFAS No. 144. SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by us to measure impairment losses on long-lived assets. We adopted SFAS No. 144 on January 1, 2002. In accordance with SFAS No. 144, our European energy operations are being reflected as discontinued operations (see note 16).

     SFAS No. 145. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We began to apply the guidance related to debt extinguishments effective January 1, 2003.

     SFAS No. 148. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment to SFAS No. 123" (SFAS No. 148). This statement provides alternative methods of transition for a company that voluntarily changes to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123), to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual financial statements for fiscal years ending after December 15, 2002 and condensed financial statements for interim periods beginning after December 15, 2002. In addition, on April 22, 2003, the FASB decided to require all companies to expense the fair value of employee stock options. The FASB is still

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

evaluating how to measure "fair value" and other items. The FASB plans to issue an exposure draft in late 2003 that would become effective in 2004. We have decided not to change to the fair value method of accounting for stock-based employee compensation in 2003. We have adopted the disclosure requirements of SFAS No. 148 for our interim financial statements for 2003.

     We apply the intrinsic method of accounting for employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under the intrinsic value method, no compensation expense is recorded when options are issued with an exercise price equal to the market price of the underlying stock on the date of grant. Since our stock options have all been granted at market value or the exercise price is greater than the market value at date of grant, no compensation expense has been recognized under APB No. 25. We comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148 and disclose the pro forma effect on net income (loss) and per share amounts as if the fair value method of accounting had been applied to all stock awards. Had compensation costs been determined as prescribed by SFAS No. 123, our net loss and per share amounts would have approximated the following pro forma results for the three months ended March 31, 2002 and 2003, which take into account the amortization of stock-based compensation, including performance shares, purchases under the employee stock purchase plan and stock options, to expense on a straight-line basis over the vesting periods:

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2002        2003
                                                              --------    --------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)
Net loss, as reported.......................................   $ (138)     $ (452)
Add: Stock-based employee compensation expense included in
  reported net loss, net of related tax effects.............       --           1
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effects................................      (10)         (8)
                                                               ------      ------
Pro forma net loss..........................................   $ (148)     $ (459)
                                                               ======      ======
Loss per share:
  Basic and diluted, as reported............................   $(0.48)     $(1.55)
                                                               ======      ======
  Basic and diluted, pro forma..............................   $(0.51)     $(1.57)
                                                               ======      ======

     For further information regarding our stock-based compensation plans and our assumptions used to compute pro forma amounts, see note 12 to our Form 10-K/A.

     SFAS No. 149. In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. Certain paragraphs of this statement that relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

respective effective dates. We are currently assessing the impact that this statement will have on our consolidated financial statements.

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We adopted the reporting requirements of FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 will have no impact to our historical interim financial statements, as existing guarantees are not subject to the measurement provisions. The adoption of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations for the three months ended March 31, 2003.

     FIN No. 46. In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN No. 46). The objective of FIN No. 46 is to achieve more consistent application of consolidation policies to variable interest entities and to improve comparability between enterprises engaged in similar activities. FIN No. 46 states that an enterprise must consolidate a variable interest entity if the enterprise has a variable interest that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. If one enterprise absorbs a majority of a variable interest entity's expected losses and another enterprise receives a majority of that entity's expected residual returns, the enterprise absorbing a majority of the losses shall consolidate the variable interest entity and will be called the primary beneficiary. FIN No. 46 is effective immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For enterprises that acquired variable interests prior to February 1, 2003, the effective date is for fiscal years or interim periods beginning after June 15, 2003. FIN No. 46 requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN No. 46 is first applied or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated. We adopted FIN No. 46 on January 1, 2003. Results for the three months ended March 31, 2003, include the cumulative effect of accounting change of $1 million loss, net of tax, effective January 1, 2003 related to the adoption of FIN No. 46. See note 13(a).

     We had variable interests in three power generation projects that were being constructed by off-balance sheet special purpose entities under construction agency agreements as of December 31, 2002, which pursuant to this guidance would require consolidation upon adoption. As of January 1, 2003, these special purpose entities had property, plant and equipment of $1.3 billion, net other assets of $3 million and secured debt obligations of $1.3 billion. These special purpose entities' financing agreement, the construction agency agreements and the related guarantees were terminated as part of the refinancing in March 2003. For information regarding these special purpose entities and the refinancing, see note 10.

     EITF No. 02-03. In June 2002, the EITF had its initial meeting regarding EITF No. 02-03 and reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the statement of operations whether or not settled physically. In October 2002, the EITF issued a consensus that

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

superceded the June 2002 consensus. The October 2002 consensus required, among other things, that energy derivatives held for trading purposes be shown net in the statement of operations. This new consensus is effective for fiscal periods beginning after December 15, 2002. However, consistent with the new consensus and as allowed under EITF No. 98-10, beginning with the quarter ended September 30, 2002, we now report all energy trading and marketing activities on a net basis in the statements of consolidated operations. Comparative financial statements for prior periods have been reclassified to conform to this presentation.

     The adoption of net reporting resulted in reclassifications of revenues, fuel and cost of gas sold, purchased power expense for the three months ended March 31, 2002 as follows:

                                                                   THREE MONTHS ENDED
                                                                     MARCH 31, 2002
                                                             -------------------------------
                                                                               AS PREVIOUSLY
                                                             AS RECLASSIFIED    REPORTED(1)
                                                             ---------------   -------------
                                                                      (IN MILLIONS)
Revenues...................................................      $1,754           $7,030
Trading margins............................................          54               --
                                                                 ------           ------
  Total....................................................       1,808            7,030
Fuel and cost of gas sold..................................         243            2,633
Purchased power............................................       1,036            3,868
Other operating expenses...................................         363              363
                                                                 ------           ------
  Total....................................................       1,642            6,864
                                                                 ------           ------
Operating income...........................................      $  166           $  166
                                                                 ======           ======

---------------

(1) Some amounts from the previous period have been reclassified to conform to the presentation of our statement of consolidated operations for the three months ended March 31, 2003. These reclassifications do not affect operating income or net income.

     Furthermore, in October 2002, under EITF No. 02-03, the EITF reached a consensus to rescind EITF No. 98-10. All new contracts that would have been accounted for under EITF No. 98-10, and that do not fall within the scope of SFAS No. 133 should no longer be marked-to-market through earnings beginning October 25, 2002. In addition, mark-to-market accounting is no longer applied to inventories used in the trading and marketing operations. This transition is effective for us for the first quarter of 2003. We recorded a cumulative effect of a change in accounting principle of $43 million loss, net of tax of $22 million, or $(0.15) per share, effective January 1, 2003, related to EITF No. 02-03. This cumulative effect reflects the fair value, as of January 1, 2003, of certain contracts that had been marked to market under EITF No. 98-10 and do not meet the definition of a derivative under SFAS No. 133. Additionally, beginning in January 2003, we began applying the "normal" purchase and sale exception of SFAS No. 133 to our retail large commercial, industrial and institutional sales contracts that had previously been recorded under mark-to-market accounting under EITF No. 98-10. Under the "normal" purchase and sale exception, we utilize accrual accounting for these contracts because they represent physical power sales in the normal course of business.

     Prior to 2003, our retail energy segment's contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 were accounted for under the mark-to-market method of accounting pursuant to EITF No. 98-10. Under the mark-to-market method of accounting, these contractual commitments were recorded at fair value in revenues on a net basis upon contract execution. The net changes in their fair values were recognized in the statements of consolidated operations as revenues on a net basis in the period of change through 2002. Effective January 1, 2003, we no longer mark-to-market in earnings these electricity sales contracts and a substantial portion of the related energy supply contracts in connection with the implementation of

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

EITF No. 02-03. The related revenues and purchased power are now recorded on a gross basis in our results of operations. Due to the implementation of EITF No. 02-03, the results of operations related to our contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 are not comparable between the three months ended March 31, 2002 and 2003. During the three months ended March 31, 2002, our retail energy segment recognized $2 million of losses related to its contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts. During the three months ended March 31, 2003, volumes were delivered under contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for which $20 million was previously recognized as unrealized earnings in prior periods. As of March 31, 2003, our retail energy segment has unrealized gains that have been previously recorded in our results of operations of $83 million that will be realized when the electricity is delivered to our customers ($54 million in the remainder of 2003 and $29 million in 2004 and beyond). These unrealized gains of $83 million are recorded in non-trading derivative assets/liabilities in our consolidated balance sheet as of March 31, 2003.

     The EITF has not reached a consensus on whether recognition of dealer profit or unrealized gains and losses at inception of an energy trading contract is appropriate in the absence of quoted market prices or current market transactions for contracts with similar terms. In the June 2002 EITF meeting and again in the October 2002 EITF meeting, the FASB staff indicated that until such time as a consensus is reached, the FASB staff will continue to hold the view that previous EITF consensuses do not allow for recognition of dealer profit, unless evidenced by quoted market prices or other current market transactions for energy trading contracts with similar terms and counterparties. During the three months ended March 31, 2002, we recorded $20 million of fair value at the contract inception related to trading and marketing activities. For the three months ended March 31, 2003, we did not recognize any gains at inception. Inception gains recorded were evidenced by quoted market prices and other current market transactions for energy trading contracts with similar terms and counterparties.

(3)  HISTORICAL RELATED PARTY TRANSACTIONS

     The interim financial statements include significant transactions between CenterPoint and us. Some of these transactions involve services, including various corporate support services (including accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources), information technology services and other shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. The costs of services have been directly charged or allocated to us using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges and allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. Amounts charged and allocated to us for these services for the three months ended March 31, 2002, were $5 million and are included primarily in operation and maintenance expenses and general and administrative expenses. Some of our subsidiaries have entered into office rental agreements with CenterPoint. During the three months ended March 31, 2002, we incurred $8 million of rent expense to CenterPoint. Net interest income related to various net receivables representing transactions between us and CenterPoint or its subsidiaries was $3 million during the three months ended March 31, 2002.

     We purchased natural gas, natural gas transportation services, electric generation energy and capacity, and electric transmission services from, supplied natural gas to, and provided marketing and risk management services to affiliates of CenterPoint. Purchases and sales related to our trading and marketing activities are recorded net in trading margins in the statements of consolidated operations. Purchases of electric generation energy and capacity and electric transmission services from CenterPoint and its subsidiaries were $366 million

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

for the three months ended March 31, 2002. During the three months ended March 31, 2002, the net purchases and sales and services from/to CenterPoint and its subsidiaries related to our trading and marketing operations totaled $71 million. In addition, during the three months ended March 31, 2002, other sales and services to CenterPoint and its subsidiaries totaled $1 million. Sales and purchases to/from CenterPoint subsequent to the Distribution are not reported as affiliated transactions.

     During the three months ended March 31, 2002 and 2003, we purchased entitlements to some of the generation capacity of electric generation assets of Texas Genco, LP, which is a wholly-owned subsidiary of Texas Genco Holdings, Inc. (Texas Genco), a majority-owned subsidiary of CenterPoint. We purchased these entitlements in capacity auctions conducted by Texas Genco and pursuant to rights granted to us under the Master Separation Agreement, see note 4(b) to our Form 10-K/A. As of March 31, 2003, we had purchased entitlements to capacity of Texas Genco averaging 6,567 megawatts (MW) per month in 2003. Our anticipated capacity payments related to these capacity entitlements are $341 million for the remainder of 2003. For additional information regarding agreements relating to Texas Genco, see note 4(b) to our Form 10-K/A.

     During the three months ended March 31, 2002 and 2003, CenterPoint made equity contributions to us of $0 and $47 million, respectively. The contributions in 2003 primarily related to the non-cash conversion to equity of accounts payable to CenterPoint.

(4)  AGREEMENTS RELATING TO TEXAS GENCO

     Texas Genco owns the Texas generating assets formerly held by CenterPoint's electric utility division. Texas Genco, as the affiliated power generator of CenterPoint, is required by law to sell at auction 15% of the output of its installed generating capacity. These auction obligations will continue until January 2007, unless at least 40% of the electricity consumed by residential and small commercial customers in CenterPoint's service territory is being served by retail electric providers other than us. Texas Genco has agreed to auction all of its capacity that remains subsequent to the capacity auctions mandated under PUCT rules and after certain other adjustments. We have the right to purchase 50% (but not less than 50%) of such remaining capacity at the prices established in such auctions. We also have the right to participate directly in such auctions. Texas Genco's obligation to auction its capacity and our associated rights terminate (a) if we do not exercise our option to acquire CenterPoint's ownership interest in Texas Genco by January 24, 2004 or (b) if we exercise our option to acquire CenterPoint's ownership interest in Texas Genco, on (i) the closing of the acquisition or (ii) if the closing has not occurred, the last day of the sixteenth month after the month in which the option is exercised.

     On October 1, 2002, we entered into a master power purchase contract with Texas Genco covering, among other things, our purchases of capacity and/or energy from Texas Genco's generating units, under an unsecured line of credit. This contract was amended in connection with our March 2003 refinancing. This amendment grants Texas Genco a security interest in the accounts receivable and related assets of certain of our subsidiaries, the priority of which is subject to certain permitted prior financing arrangements, and the junior liens granted to the lenders under the March 2003 refinancing. In addition, many of the covenant restrictions contained in the contract were removed in the amendment.

     In January 2003, CenterPoint distributed approximately 19% of the common stock of Texas Genco. CenterPoint has granted us an option to purchase all of the remaining shares of common stock of Texas Genco held by CenterPoint. Subject to the exercise price of the option, market conditions, available financing and our due diligence investigation of Texas Genco, we may elect to exercise the Texas Genco option between January 10, 2004 and January 24, 2004. The per share exercise price under the option will be set as the average daily closing price on the national exchange for publicly held shares of common stock of Texas Genco

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

for the 30 consecutive trading days with the highest average closing price during the 120 trading days immediately preceding January 9, 2004, plus a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the PUCT. The exercise price is also subject to adjustment based on the difference between the per share dividends paid during the period there is a public ownership interest in Texas Genco and Texas Genco's per share earnings during that period. We have agreed that if we exercise the Texas Genco option, we will also purchase all notes and other receivables from Texas Genco then held by CenterPoint, at their principal amount, plus accrued interest. Similarly, if Texas Genco holds notes or receivables from CenterPoint, we will assume CenterPoint's obligations in exchange for a payment to us by CenterPoint of an amount equal to the principal, plus accrued interest.

     We have entered into a support agreement with CenterPoint, pursuant to which we provide engineering and technical support services and environmental, safety and industrial health services to support operations and maintenance of Texas Genco's facilities. We also provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch and settlement and communication with the independent system operator. The fees we charge for these services are designed to allow us to recover our fully allocated direct and indirect costs and reimbursement of out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Texas Genco's facilities and our facilities in other regions are allocated on an installed MW basis. The term of this agreement will end on the first to occur of (a) the closing date of our acquisition of Texas Genco under the option, (b) CenterPoint's sale of Texas Genco, or all or substantially all of the assets of Texas Genco, if we do not exercise the Texas Genco option, or (c) May 31, 2005 if we do not exercise the option; however, Texas Genco may extend the term of this agreement until December 31, 2005.

(5)  COMPREHENSIVE INCOME (LOSS)

     The following table summarizes the components of total comprehensive income
(loss):

                                                              FOR THE THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2002    2003
                                                              -----   -----
                                                              (IN MILLIONS)
Net loss....................................................  $(138)  $(452)
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments..................     --      (6)
  Deferred gain from cash flow hedges.......................    134      43
  Reclassification of net deferred gain from cash flow
     hedges realized in net loss............................    (11)     (1)
  Unrealized loss on available-for-sale securities..........     (1)     (1)
  Comprehensive income (loss) resulting from discontinued
     operations.............................................      5     (39)
                                                              -----   -----
Comprehensive loss..........................................  $ (11)  $(456)
                                                              =====   =====

(6)  BUSINESS ACQUISITIONS

     In February 2002, we acquired all of the outstanding shares of common stock of Orion Power Holdings, Inc. (Orion Power) for an aggregate purchase price of $2.9 billion and assumed debt obligations of $2.4 billion. We funded the Orion Power acquisition with a $2.9 billion credit facility (see note 10) and $41 million of cash on hand. As a result of the acquisition, our consolidated debt obligations also increased by

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

the amount of Orion Power's debt obligations. As of February 19, 2002, Orion Power's debt obligations were $2.4 billion ($2.1 billion net of restricted cash pursuant to debt covenants). Orion Power is an electric power generating company with a diversified portfolio of generating assets, both geographically across the states of New York, Pennsylvania, Ohio and West Virginia, and by fuel type, including gas, oil, coal and hydro. The primary reason for the acquisition was to enhance our then current domestic power generation position by combining our domestic generation capacity and Orion Power's domestic generation capacity. The Orion Power acquisition expanded our market presence into the New York and East Central Area Reliability Coordinating Counsel power markets. As of February 19, 2002, Orion Power had 81 generating facilities with a total generating capacity of 5,644 MW and two development projects with an additional 804 MW of capacity under construction. As of March 31, 2003, both projects under construction had reached commercial operation.

     We accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. Our fair value adjustments primarily included adjustments in property, plant and equipment, contracts, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. We finalized these fair value adjustments in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations.

     The following factors contributed to the recognized goodwill of $1.3 billion: commercialization value attributable to our marketing and trading capabilities, commercialization and synergy value associated with fuel procurement in conjunction with existing generating plants in the region, entry into the New York power market, general and administrative cost synergies with existing Pennsylvania-New Jersey-Maryland power market generating assets and headquarters, and risk diversification value due to increased scale, fuel supply mix and the nature of the acquired assets. Of the resulting goodwill, all but $105 million is not deductible for United States income tax purposes. The $1.3 billion of goodwill was assigned to the wholesale energy segment.

     Our results of operations include the results of Orion Power for the period beginning February 19, 2002. The following table presents selected financial information and unaudited pro forma information for the three months ended March 31, 2002, as if the acquisition had occurred on January 1, 2002.

                                                                 THREE MONTHS ENDED
                                                                   MARCH 31, 2002
                                                              -------------------------
                                                              AS REPORTED    PRO FORMA
                                                              ------------   ----------
                                                              (IN MILLIONS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Total revenues..............................................     $1,658        $1,765
Income from continuing operations...........................         81            18
Income before cumulative effect of accounting change........         96            33
Net loss....................................................       (138)         (201)
Basic and diluted earnings per share from continuing
  operations................................................     $ 0.28        $ 0.06
Basic and diluted earnings per share before cumulative
  effect of accounting change...............................       0.33          0.11
Basic and diluted loss per share............................      (0.48)        (0.70)

     These unaudited pro forma results, based on assumptions we deem appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition of Orion Power had occurred on January 1, 2002. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2002, as applicable. Such amortization included in the pro forma results above was

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

based on the value of the contractual rights and obligations at February 19, 2002. The amounts applicable to 2002 were retroactively applied to January 1, 2002 through February 19, 2002 to arrive at the pro forma effect on those periods. The unaudited pro forma condensed interim financial statements reflect the acquisition of Orion Power in accordance with SFAS No. 141 and SFAS No. 142.

(7)  GOODWILL AND INTANGIBLES

     In July 2001, the FASB issued SFAS No. 142, which states that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than their fair values. We adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002, and thus discontinued amortizing goodwill into our results of operations.

     During the third quarter of 2002, we completed the transitional impairment test for the adoption of SFAS No. 142 on our interim financial statements, including the review of goodwill for impairment as of January 1, 2002. This impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeded fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. Based on this impairment test, we recorded an impairment of our European energy segment's goodwill of $234 million, net of tax. This impairment loss was recorded retroactively as a cumulative effect of a change in accounting principle for the quarter ended March 31, 2002. Based on the first step of this goodwill impairment test, no goodwill was impaired for our other reporting units.

     The circumstances leading to the goodwill impairment of our European energy segment included a significant decline in electric margins attributable to the deregulation of the European electricity market in 2001, lack of growth in the wholesale energy trading markets in Northwest Europe, continued regulation of certain European fuel markets and the reduction of proprietary trading in our European operations. Our measurement of the fair value of the European energy segment was based on a weighted-average approach considering both an income approach, using future discounted cash flows, and a market approach, using acquisition multiples, including price per MW, based on publicly available data for recently completed European transactions. As of March 31, 2002, we completed our assessment of intangible assets and no indefinite lived intangible assets were identified. No related impairment losses were recorded in the first quarter of 2002 and no changes were made to the expected useful lives of our intangible assets as a result of this assessment.

     SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Currently, we have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process. In estimating the fair value of our European energy segment for the annual impairment test as of November 1, 2002, we considered the sales price in the agreement that we signed in February 2003 to sell our European energy operations to a Netherlands-based electricity distributor (see note 16). We concluded that the sales price reflects the best estimate of fair value of our European energy segment as of November 1, 2002, to use in our annual impairment test. Based on our annual impairment test, we determined that an impairment of the full amount of our European energy segment's net goodwill of $482 million should be recorded in the fourth quarter of 2002. For additional information regarding this transaction and its impacts, see note 16.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Based on our annual impairment test as of November 1, 2002, no goodwill was impaired for our other reporting units. Our impairment analyses for our other reporting units include numerous assumptions, including but not limited to:

     - increases in demand for power that will result in the tightening of supply surpluses and additional capacity requirements over the next three to eight years, depending on the region;

     - improving prices in electric energy, ancillary services and existing capacity markets as the power supply surplus is absorbed; and

     - our expectation that more balanced, fair market rules will be implemented, which provide for the efficient operations of unregulated power markets, including capacity markets or mechanisms in regions where they currently do not exist.

These assumptions are consistent with our fundamental belief that long run market prices must reach levels sufficient to support an adequate rate of return on the construction of new power generation.

     An impairment analysis requires estimates of future market prices, valuation of plant and equipment, growth, competition and many other factors as of the determination date. The resulting impairment analysis is highly dependent on these underlying assumptions. Such assumptions are consistent with those utilized in our annual planning process and industry valuation and appraisal reports. If the assumptions and estimates underlying this goodwill impairment evaluation differ greatly from the actual results or to the extent that such assumptions change through time, there could be additional goodwill impairments in the future.

(8)  DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, we adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income
(loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging
(a) the exposure to changes in the fair value of an asset or liability (fair value hedge), (b) the exposure to variability in expected future cash flows (cash flow hedge) or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During the three months ended March 31, 2002 and 2003, we did not enter into any fair value hedges.

     Cash Flow Hedges. During the three months ended March 31, 2002 and 2003, the amount of hedge ineffectiveness recognized in revenues from derivatives that are designated and qualify as cash flow hedges, including interest rate derivative instruments (see note 10(c)), was a loss of $1 million and a loss of $20 million, respectively. For the three months ended March 31, 2002 and 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, we realize in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). Should any forecasted interest payments become probable of not occurring, any applicable deferred amounts will be recognized immediately as an expense. During the three months ended March 31, 2002 and 2003, there were no deferred gains or losses recognized in earnings as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive loss is reclassified and included in our statements of consolidated operations under the captions (a) fuel expenses, in the case of natural gas purchase transactions, (b) purchased power, in the case of electric power purchase transactions, (c) revenues, in the

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

case of electric power and natural gas sales transactions and financial electric power or natural gas derivatives and (d) interest expense, in the case of interest rate swap transactions. As of March 31, 2003, we expect $37 million of gains netted in accumulated other comprehensive loss to be reclassified into net income/loss during the period from April 1, 2003 to March 31, 2004.

     For a discussion of our interest rate derivative instruments, see note
10(c).

(9)  EQUITY INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

     We have a 50% interest in a 470 MW electric generation plant in Boulder City, Nevada. The plant became operational in May 2000. We have a 50% partnership interest in a 108 MW cogeneration plant in Orange, Texas.

     Our equity investments in unconsolidated subsidiaries are as follows:

                                                              DECEMBER 31,   MARCH 31,
                                                                  2002         2003
                                                              ------------   ---------
                                                                   (IN MILLIONS)
Nevada generation plant.....................................      $ 73          $68
Texas cogeneration plant....................................        30           30
                                                                  ----          ---
  Equity investments in unconsolidated subsidiaries.........      $103          $98
                                                                  ====          ===

     Our income (loss) from equity investments of unconsolidated subsidiaries is as follows:

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                  2002         2003
                                                              ------------   ---------
                                                                   (IN MILLIONS)
Nevada generation plant.....................................       $3           $(2)
Texas cogeneration plant....................................        1             1
                                                                   --           ---
  Income (loss) from equity investments in unconsolidated
     subsidiaries Equity investments in unconsolidated
     subsidiaries...........................................       $4           $(1)
                                                                   ==           ===

     During the three months ended March 31, 2002 and 2003, the net distributions were $2 million and $1 million respectively, from these investments.

     As of March 31, 2003 the companies, in which we have an unconsolidated equity investment, carry debt that is currently estimated to be $144 million ($72 million based on our proportionate ownership interests of the investments).

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized financial information for our equity method investments' operating results is as follows:

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                              2002          2003
                                                              -----         -----
                                                                 (IN MILLIONS)
Nevada Generation Plant:
------------------------
  Revenues..................................................   $26           $43
  Gross profit..............................................     7             5
  Operating income (loss)...................................     3            (3)
  Net income (loss).........................................     5            (5)
Texas Cogeneration Plant:
-------------------------
  Revenues..................................................   $ 9           $19
  Gross profit..............................................     4             4
  Operating income..........................................     2             2
  Net income................................................     2             2

     Summarized financial information for our equity method investments' financial position is as follows:

                                                              DECEMBER 31,   MARCH 31,
                                                                  2002         2003
                                                              ------------   ---------
                                                                   (IN MILLIONS)
Nevada Generation Plant:
------------------------
Current assets..............................................      $ 60         $ 56
Noncurrent assets...........................................       235          234
                                                                  ----         ----
  Total.....................................................       295          290
                                                                  ----         ----
Current liabilities.........................................        14           15
Noncurrent liabilities......................................       142          141
Equity......................................................       139          134
                                                                  ----         ----
  Total.....................................................      $295         $290
                                                                  ====         ====
Texas Cogeneration Plant:
-------------------------
Current assets..............................................      $ 11         $ 11
Noncurrent assets...........................................        60           60
                                                                  ----         ----
  Total.....................................................        71           71
                                                                  ----         ----
Current liabilities.........................................        10           10
Noncurrent liabilities......................................        --            -
Equity......................................................        61           61
                                                                  ----         ----
  Total.....................................................      $ 71         $ 71
                                                                  ====         ====

(10)  BANKING OR DEBT FACILITIES, BONDS, NOTES AND OTHER DEBT

     As more fully described below, we refinanced certain credit facilities in March 2003, which included $1.3 billion previously incurred by a special purpose entity, which we began to consolidate effective January 1, 2003. See notes 2 and 13(a) for further discussion.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents our debt outstanding to third parties as of December 31, 2002 and March 31, 2003:

                                                 DECEMBER 31, 2002                            MARCH 31, 2003
                                     -----------------------------------------   -----------------------------------------
                                     WEIGHTED AVERAGE                            WEIGHTED AVERAGE
                                     INTEREST RATE(1)   LONG-TERM   CURRENT(2)   INTEREST RATE(1)   LONG-TERM   CURRENT(2)
                                     ----------------   ---------   ----------   ----------------   ---------   ----------
                                                            (IN MILLIONS, EXCLUDING INTEREST RATES)
BANKING OR DEBT FACILITIES, BONDS
  AND
-------------------------------------
NOTES
-----
  OTHER OPERATIONS SEGMENT:
    Senior secured term loans......          --          $   --        $ --             5.26%        $3,833        $ --
    Senior secured revolver........          --              --          --             5.28          1,292          --
    Senior priority revolver.......          --              --          --               --             --          --
    Cash collateralized letter of
      credit facility..............          --              --          --               --             --          --
    Orion acquisition term loan....        3.68%          2,908(3)       --(3)            --             --          --
    364-day revolver/term loan.....        3.20             800(3)       --(3)            --             --          --
    Three-year revolver............        3.13             208(3)      350(3)            --             --          --
  WHOLESALE ENERGY SEGMENT:
    Orion Power and Subsidiaries:
      Orion Power senior notes.....        12.0             400          --             12.0            400          --
      Orion MidWest and Orion NY
        term loans.................        3.96           1,211         109             3.89          1,210         102
      Orion MidWest working capital
        facility...................        3.92              --          51             3.81             --          40
      Orion NY working capital
        facility...................          --              --          --               --             --          --
      Liberty Generating Project:
        Floating rate debt.........        3.02              --         103             2.63             --         101
        Fixed rate debt............        9.02              --         165             9.02             --         165
    PEDFA bonds for Seward plant...          --              --          --             1.25            300          --
    REMA letter of credit
      facilities...................          --              --          --               --             --          --
  RETAIL ENERGY SEGMENT:
    Reliant Energy Channelview LP:
      Term loan and working capital
        facility:
        Floating rate debt.........        2.81             290           9             2.72            288          14
        Fixed rate debt............       9.547              75          --            9.547             75          --
                                                         ------        ----                          ------        ----
        Total facilities, bonds and
          notes....................                       5,892         787                           7,398         422
                                                         ------        ----                          ------        ----
OTHER
-----
    Adjustment to fair value of
      debt(4)......................          --              66           8               --             64           8
    Adjustment to fair value of
      interest rate swaps(4).......          --              46          19               --             43          15
    Adjustment to fair value of
      debt due to warrants issued
      in March 2003(5).............          --              --          --               --            (12)         (3)
    Other -- wholesale energy
      segment......................         6.2               1          --              6.2              1          --
    Other -- retail energy
      segment......................        5.41               4           6              5.4              3           6
                                                         ------        ----                          ------        ----
        Total other debt...........                         117          33                              99          26
                                                         ------        ----                          ------        ----
        Total debt.................                      $6,009        $820                          $7,497        $448
                                                         ======        ====                          ======        ====

---------------

(1) The weighted average interest rate is for borrowings outstanding as of December 31, 2002 or March 31, 2003, as applicable.

(2) Includes amounts due within one year of the date noted, as well as loans outstanding under revolving and working capital facilities classified as current liabilities.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

(3) See below for a discussion of the facilities refinanced in March 2003. As a result of the refinancing, $3.9 billion has been classified as long-term as of December 31, 2002.

(4) Debt and interest rate swaps acquired in the Orion Power acquisition were adjusted to fair market value as of the acquisition date. Included in interest expense is amortization of $1 million and $2 million for valuation adjustments for debt and $3 million and $7 million for valuation adjustments for interest rate swaps, respectively, for the three months ended March 31, 2002 and 2003, respectively. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

(5) The fair value of the warrants issued in March 2003 of $15 million is reduced from the debt balance. See below for further discussion.

     Restricted Net Assets of Subsidiaries. As of December 31, 2002, certain of Reliant Resources' subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of Reliant Resources' subsidiaries as of December 31, 2002 is approximately $3.3 billion. The restrictions are on the net assets of Orion Capital, Liberty and Channelview. Orion MidWest and Orion NY are indirect wholly-owned subsidiaries of Orion Capital.

  (a) BANKING OR DEBT FACILITIES, BONDS AND NOTES

     The following table provides a summary of the amounts owed and amounts available as of March 31, 2003 under our various committed credit facilities, bonds and notes:

                                     TOTAL                                     COMMITMENTS
                                   COMMITTED   DRAWN    LETTERS OF   UNUSED    EXPIRING BY     PRINCIPAL AMORTIZATION AND
                                    CREDIT     AMOUNT     CREDIT     AMOUNT   MARCH 31, 2004   COMMITMENT EXPIRATION DATE
                                   ---------   ------   ----------   ------   --------------   --------------------------
                                                         (IN MILLIONS)
OTHER OPERATIONS SEGMENT:
  Senior secured term loans......   $3,833     $3,833      $ --       $ --         $ --        March 2006 - March 2007
  Senior secured revolver........    2,100     1,292        457(1)     351           --        March 2007
  Senior priority revolver.......      300        --         --        300           --        2004(2)
  Cash collateralized letter of
    credit facility..............      200        --        128         72           --        January 2005(3)
WHOLESALE ENERGY SEGMENT:
  Orion Power and Subsidiaries:
    Orion Power senior notes.....      400       400         --         --           --        May 2010
    Orion MidWest and Orion NY
      term loans.................    1,312     1,312         --         --          102        June 2003 - October 2005
    Orion MidWest working capital
      facility...................       75        40         15         20           --        October 2005
    Orion NY working capital
      facility...................       30        --         15         15           --        October 2005
    Liberty Generating Project...      288       266         17          5(4)         8        April 2003 - April 2026
  PEDFA bonds for Seward plant...      300       300         --         --           --        December 2036
  REMA letter of credit
    facilities...................       51        --         50          1           51        August 2003
RETAIL ENERGY SEGMENT:
  Reliant Energy Channelview LP:
    Term loan and working capital
      facility...................      381       377         --          4           14        April 2003 - July 2024
                                    ------     ------      ----       ----         ----
      Total......................   $9,270     $7,820      $682       $768         $175
                                    ======     ======      ====       ====         ====

---------------

(1) Included in this amount is $305 million of letters of credit outstanding that support the $300 million of PEDFA bonds outstanding for the Seward plant.

(2) The senior priority revolver facility expires on the earlier of the closing of the Texas Genco acquisition, if we elect to exercise the option, or December 15, 2004.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

(3) Letters of credit may be issued under this facility until January 2004 and may remain outstanding until January 2005.

(4) Although the commitment is still available, in return for the waiver from the lenders under the Liberty credit facility from the requirement that Liberty enforce all of its respective rights under the tolling agreement (see note 13(g)), Liberty has agreed that for the term of the waiver, it will not make draws on the working capital facility.

     As of March 31, 2003, we had $9.3 billion in committed credit facilities, bonds and notes of which $768 million was unused. These facilities, bonds and notes expire for the remainder of 2003 and the five succeeding years and beyond as follows (in millions):

2003........................................................   $  155
2004........................................................      440
2005........................................................    1,416
2006........................................................       24
2007........................................................    5,993
2008 and beyond.............................................    1,242
                                                               ------
  Total.....................................................   $9,270
                                                               ======

     As of March 31, 2003, committed credit facilities and notes aggregating $451 million were unsecured.

     During March 2003, we refinanced our (a) $1.6 billion senior revolving credit facilities, (b) $2.9 billion 364-day Orion acquisition term loan, and (c) $1.425 billion construction agency financing commitment (see note 13(a)), and we obtained a new $300 million senior priority revolving credit facility. The syndicated refinancing combined the existing credit facilities into a $2.1 billion senior secured revolving credit facility, a $921 million senior secured term loan, and a $2.91 billion senior secured term loan. The refinanced credit facilities mature in March 2007. The $300 million senior priority revolving credit facility matures on the earlier of the closing of the Texas Genco acquisition if we elect to exercise the option or December 15, 2004 and is secured with a first lien on substantially all of our contractually and legally available assets. The other facilities totaling $5.93 billion are secured with a second lien on such assets. With the exception of subsidiaries prohibited by the terms of their financing documents from doing so, our subsidiaries guarantee both the refinanced credit facilities and the senior priority revolving credit facility.

     In connection with the refinancing, we were required to make a prepayment of $350 million under the senior revolving credit facility. This prepayment was made from cash on hand and is available to be reborrowed under the senior secured revolving credit facility. We must use the proceeds of any loans under the senior priority revolving credit facility solely to secure or prepay our ongoing commercial and trading obligations and not for other general corporate or working capital purposes. We must use the proceeds of any loans under the senior secured revolving credit facility solely for working capital and other general corporate purposes. We are not permitted to use the proceeds from loans under any of these facilities in connection with our election to exercise the option to acquire Texas Genco.

     The loans under the refinanced credit facilities bear interest at the London inter-bank offered rate (LIBOR) plus 4.0% or a base rate plus 3.0% and the loans under the senior priority revolving credit facility bear interest at LIBOR plus 5.5% or a base rate plus 4.5%. If the refinanced credit facilities are not permanently reduced by $500 million, $1.0 billion and $2.0 billion (cumulatively) by May 2004, 2005 and 2006, respectively, we must pay a fee ranging from 0.50% to 1.0% of the amount of the refinanced credit facilities still outstanding on each such date. We must prepay the refinanced facilities with proceeds from certain asset sales and issuances of securities and with certain cash flows in excess of a threshold amount. Additionally, we are required to make principal payments or commitment reductions on the refinanced facilities of $500 million by no later than May 2006 (such amount to be reduced by certain prepayments). Our March 2003 credit facilities restrict our ability to take specific actions, subject to numerous exceptions that are

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

designed to allow for the execution of our business plans in the ordinary course, including the completion of all four of the power plants currently under construction, the preservation and optimization of all of our existing investments in the retail energy and wholesale energy businesses, the ability to provide credit support for our commercial obligations and the possible exercise of the option to acquire a majority interest in Texas Genco, and the financings related thereto. Such restrictions include our ability to (a) encumber our assets, (b) enter into business combinations or divest our assets, (c) incur additional debt or engage in sale and leaseback transactions, (d) pay dividends or prepay other debt, (e) make investments or acquisitions, (f) enter into transactions with affiliates, (g) make capital expenditures, (h) materially change our business, (i) amend our debt and other material agreements, (j) repurchase our capital stock, (k) allow distributions from our subsidiaries and
(l) engage in certain types of trading activities. Financial covenants include maintaining a debt to earnings before interest, taxes, depreciation, amortization and rent (EBITDAR) ratio of a certain maximum amount and a EBITDAR to interest ratio of a certain minimum amount. We must be in compliance with each of the covenants before we can borrow or issue letters of credit under the revolving credit facilities. These covenants, however, are not anticipated to materially restrict our ability to borrow funds or obtain letters of credit. Additionally, our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in our being required to repay these borrowings before their scheduled due dates.

     In connection with our March 2003 refinancing, we issued to the lenders 20,373,326 warrants to acquire shares of our common stock. Of the total issued, 7,835,894 warrants vested in March 2003, 6,268,716 will vest if our refinanced credit facilities have not been reduced by an aggregate of $1.0 billion by May 2005 and the remaining 6,268,716 will vest if our refinanced credit facilities have not been reduced by an aggregate of $2.0 billion by May 2006. The exercise prices of the warrants are based on average market prices of our common stock during specified periods in proximity to the refinancing date. The exercise price of the warrants that vested in March 2003 will be the average daily closing price for the period of 60 calendar days beginning 90 days after March 31, 2003. The warrants that vested in March 2003 are exercisable until August 2008, and the remaining warrants are exercisable for a period of five years from the date they become vested. See (c) below for further discussion.

     To date, we have incurred approximately $190 million in financing costs (which includes $15 million to be paid at maturity). We capitalized $155 million and expensed $35 million (of which $12 million was expensed in the fourth quarter of 2002 and $23 million was expensed during the three months ended March 31, 2003) in fees and other costs related to our refinancing efforts.

     Cash Collateralized Letter of Credit Facility. In January 2003, we entered into a $200 million cash-secured, revolving letter of credit facility with a financial institution. Outstanding letters of credit are required to be 103% cash collateralized. Under the facility, letters of credit may be issued until January 29, 2004 and may remain outstanding until January 29, 2005. The facility is not cross-defaulted to any other facility. The facility agreement contains certain limited affirmative and negative covenants, but no financial covenants. This letter of credit facility is subject to monthly letter of credit and unused line fees that are calculated on the outstanding letters of credit and the unused commitment, respectively. As of March 31, 2003, outstanding letters of credit under this facility were $128 million. In connection with this facility we have cash collateral of $145 million as of March 31, 2003, included in our consolidated balance sheet. We are currently in the process of reducing the total letters of credit outstanding under the facility. As of May 8, 2003, the committed credit under the facility had been reduced to $20 million and the outstanding letters of credit had been reduced to $2 million.

     Orion Acquisition Term Loan. We entered into an unsecured syndicated $2.2 billion term loan facility during the fourth quarter of 2001, which was amended in January 2002 to provide for $2.9 billion in funding to finance the purchase of Orion Power. For discussion of the acquisition of Orion Power, see note 6. Interest

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

rates on the borrowings under this facility were based on either (a) LIBOR plus a margin based on Reliant Resources' credit rating and length of time outstanding, which was 2.0% at December 31, 2002 or (b) a base rate. This facility was funded on February 19, 2002 for $2.9 billion. During March 2003, we refinanced this term loan facility; see discussion above.

     364-day Revolver/Term Loan and Three-year Revolver. In 2001, we entered into two unsecured syndicated revolving credit facilities, which provided for $800 million each or an aggregate of $1.6 billion in committed credit. The one-year term-out provision in the $800 million unsecured 364-day revolving credit facility was exercised before it matured on August 22, 2002, resulting in a one-year term loan with a maturity of August 22, 2003. The three-year revolver had a maturity date of August 22, 2004. As of December 31, 2002, there was $1.4 billion in borrowings outstanding under these facilities. At December 31, 2002, letters of credit outstanding under these two facilities aggregated $235 million. Interest rates on the borrowings were based on (a) LIBOR plus a margin based on our credit rating, (b) a base rate or (c) a rate determined through a bidding process. The LIBOR margin as of December 31, 2002 was 1.375% for the 364-day facility and 1.075% for the three-year facility. During March 2003, we refinanced these facilities; see discussion above.

     Orion Power's Debt Obligations. As a result of our acquisition of Orion Power in early 2002, our consolidated net debt obligations also increased by the amount of Orion Power's net debt obligations, which are discussed below. In October 2002, a portion of this debt was refinanced, the terms of which are also discussed below.

     Orion Power Senior Notes. Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes due 2010. The senior notes are senior unsecured obligations of Orion Power. Orion Power is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power's subsidiaries and are non-recourse to Reliant Resources. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is being amortized against interest expense over the life of the senior notes. For the period February 20, 2002 to March 31, 2002, $1 million was amortized to interest expense for the senior notes. For the three months ended March 31, 2003, $2 million was amortized to interest expense. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes indenture contains covenants that include, among others, restrictions on the payment of dividends by Orion Power.

     Orion Power Revolving Senior Credit Facility. Orion Power had an unsecured syndicated revolving senior credit facility. This facility was prepaid and terminated in October 2002 in connection with the execution of the amended and restated Orion MidWest and Orion NY credit facilities. See below for further discussion of the debt refinancing. Amounts outstanding under the facility bore interest at a floating rate.

     Orion MidWest Credit Agreement. Orion MidWest, an indirect wholly-owned subsidiary of Orion Power, had a secured, syndicated credit agreement, which included a $988 million acquisition facility and a $75 million revolving working capital facility, including letters of credit. This debt was refinanced in October 2002; see below for further discussion. The loans bore interest at the borrower's option at LIBOR plus 2.00% or a base rate plus 1.00%.

     Orion New York Credit Agreement. Orion NY, an indirect wholly-owned subsidiary of Orion Power, had a secured, syndicated credit agreement, which included a $412 million acquisition facility and a $30 million revolving working capital facility, including letters of credit. This debt was refinanced in October 2002; see below for further discussion. The loans bore interest at the borrower's option at LIBOR plus 1.75% or a base rate plus 0.75%.

     In connection with the Orion Power acquisition, the existing interest rate swaps for the Orion MidWest credit facility and the Orion NY credit facility were bifurcated into a debt component and a derivative

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit facility and $31 million for the Orion NY credit facility, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component will be reduced as interest rate swap payments are made. For the period from February 20, 2002 through March 31, 2002, the value of the debt component was reduced by $2 million and $1 million for Orion MidWest and Orion NY, respectively. For the three months ended March 31, 2003, the value of the debt component was reduced by $5 million and $2 million for Orion MidWest and Orion NY, respectively. See note 8 for information regarding our derivative financial instruments. See below for further discussion regarding our interest rate swaps.

     Orion Power's Refinanced Debt. During October 2002, the Orion Power revolving credit facility was prepaid and terminated and, as part of the same transaction, we refinanced the Orion MidWest and Orion NY credit facilities, which refinancing included an extension of the maturities by three years to October 2005. In connection with these refinancings, we applied excess cash of $145 million to prepay and terminate the Orion Power revolving credit facility and to reduce the term loans and revolving working capital facilities at Orion MidWest and Orion NY. As of the refinancing date, the amended and restated Orion MidWest credit facility included a term loan of approximately $974 million and a $75 million revolving working capital facility. As of the refinancing date, the amended and restated Orion NY credit facility included a term loan of approximately $353 million and a $30 million revolving working capital facility. The loans under each facility bear interest at LIBOR plus a margin or at a base rate plus a margin. The LIBOR margin is 2.50% during the first twelve months, 2.75% during the next six months, 3.25% for the next six months and 3.75% thereafter. The base rate margin is 1.50% during the first twelve months, 1.75% for the next six months, 2.25% for the next six months and 2.75% thereafter. The amended and restated Orion NY credit facility is secured by a first lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants). Orion MidWest and its subsidiary are guarantors of the Orion NY obligations under the amended and restated Orion NY credit agreement. Substantially all of the assets of Orion MidWest and its subsidiary are pledged, via a second lien, as collateral for this guarantee. The amended and restated Orion MidWest credit facility is, in turn, secured by a first lien on substantially all of the assets of Orion MidWest and its subsidiary. Orion NY and its subsidiaries are guarantors of the Orion MidWest obligations under the amended and restated Orion MidWest credit agreement. A substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants) are pledged, via a second lien, as collateral for this guarantee. Both the Orion MidWest and Orion NY credit facilities contain affirmative and negative covenants, including negative pledges, that must be met by each borrower under its respective facility to borrow funds or obtain letters of credit, and which require Orion MidWest and Orion NY to maintain a combined debt service coverage ratio of 1.5 to 1.0. These covenants are not anticipated to materially restrict either borrower's ability to borrow funds or obtain letters of credit under its respective credit facility. The facilities also provide for any available cash under one facility to be made available to the other borrower to meet shortfalls in the other borrower's ability to make certain payments, including operating costs. This is effected through distributions of such available cash to Orion Capital, a direct subsidiary of Orion Power formed in connection with the refinancing. Orion Capital, as indirect owner of each of Orion MidWest and Orion NY, can then contribute such cash to the other borrower. Although cash sufficient to make the November and December 2002 payments on Orion Power's 12% senior notes and 4.5% convertible senior notes (each described below) was provided in connection with the refinancing, the ability of the borrowers to make subsequent dividends to Orion Power for such interest payments or otherwise is subject to certain requirements (described below) that may restrict such dividends.

     As of December 31, 2002 and March 31, 2003, Orion MidWest had $969 million and $964 million, respectively, of term loans and $51 million and $40 million, respectively, of revolving working capital facility loans outstanding. A total of $14 million and $15 million in letters of credit were also outstanding under the Orion MidWest credit facility as of December 31, 2002 and March 31, 2003, respectively. As of December 31,

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

2002 and March 31, 2003, Orion NY had $351 million and $348 million, respectively, of term loans outstanding. There were no loans or letters of credit outstanding under the Orion NY working capital facility as of December 31, 2002. There were no borrowings outstanding and $15 million of letters of credit outstanding under this facility as of March 31, 2003. As of December 31, 2002, restricted cash under the Orion MidWest and the Orion NY credit facilities was $72 million and $73 million, respectively, and $27 million at Orion Capital. As of March 31, 2003, restricted cash under the Orion MidWest and the Orion NY credit facilities was $65 million and $61 million, respectively, and $14 million at Orion Capital. A certain portion of such restricted cash may be dividended to Orion Power if Orion MidWest and Orion NY have made certain prepayments and a number of distribution tests have been met, including satisfaction of certain debt service coverage ratios and the absence of events of default. These tests may restrict a dividend of such restricted cash to Orion Power. Any restricted cash which is not dividended will be applied on a quarterly basis to prepay on a pro rata basis outstanding loans at Orion MidWest and Orion NY. No distributions may be made under any circumstances after October 28, 2004. Orion MidWest's and Orion NY's obligations under the respective facilities are non-recourse to Reliant Resources.

     Liberty Credit Agreement. In July 2000, Liberty Electric Power, LLC (LEP) and Liberty Electric PA, LLC (Liberty), indirect wholly-owned subsidiaries of Orion Power, entered into a syndicated facility that provides for (a) a construction/term loan in an amount of up to $105 million; (b) an institutional term loan in an amount of up to $165 million; (c) a revolving working capital facility for an amount of up to $5 million; and (d) a debt service reserve letter of credit facility of $17 million. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Reliant Resources.

     In May 2002, the construction loans were converted to term loans. As of the conversion date, the term loans had an outstanding principal balance of $270 million, with $105 million having maturities through 2012 and the balance having maturities through 2026. On the conversion date, Orion Power made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power as credit support was returned for cancellation. In addition, on the conversion date, a $17 million letter of credit was issued in satisfaction of Liberty's obligation to provide a debt service reserve. The facility also provides for a $5 million working capital line of credit. The debt service reserve letter of credit facility and the working capital facility expire in May 2007.

     As of March 31, 2003, amounts outstanding under the Liberty credit agreement bear interest at a floating rate, which may be either LIBOR plus 1.25% or a base rate plus 0.25%, except for the institutional term loan which bears interest at a fixed rate of 9.02%. For the floating rate term loan, the LIBOR margin is 1.25% during the first 36 months from the conversion date, 1.375% during the next 36 months and 1.625% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date, 0.375% during the next 36 months and 0.625% thereafter. The LIBOR margin for the revolving working capital facility is 1.25% during the first 36 months from the conversion date and 1.375% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date and 0.375% thereafter. As of December 31, 2002, Liberty had $103 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. As of March 31, 2003, Liberty had $101 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. A $17 million letter of credit was also outstanding under the Liberty credit agreement as of December 31, 2002 and March 31, 2003.

     The lenders under the Liberty credit agreement have a security interest in substantially all of the assets of Liberty. The Liberty credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds or obtain letters of credit. Liberty is currently unable to access the working capital facility (see note 13(g)). Additionally, the Liberty credit agreement restricts Liberty's ability to, among other things, make dividend distributions unless Liberty satisfies various conditions. As of

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 2002 and March 31, 2003, restricted cash under the Liberty credit agreement totaled $27 million and $31 million, respectively.

     For additional information regarding the Liberty credit agreement related issues and concerns, see note 13(g). Given that we believe that it is probable that a credit agreement default will occur and thus make the obligation callable before March 31, 2004, we have classified the debt as a current liability. We, including Orion Power, would not be in default under our other current debt agreements if any credit agreement default occurs at Liberty.

     PEDFA Bonds for Seward Plant. One of our wholly-owned subsidiaries is in the process of constructing a 521 MW waste-coal fired, steam electric generation plant to be located in Indiana County, Pennsylvania. This facility, the Seward project, is directly owned by a special purpose entity, which was not consolidated as of December 31, 2002; however, due to our adoption of FIN No. 46, effective on January 1, 2003, we consolidated this special purpose entity (see note 2). Three series of tax-exempt revenue bonds relating to the Seward project have been issued by the Pennsylvania Economic Development Financing Authority (PEDFA), for a total of $300 million outstanding as of January 1, 2003 and March 31, 2003. The bonds were issued in December 2001 and April 2002. The bonds mature in December 2036. The bonds bear interest at a floating rate determined each week by the applicable remarketing agents. As of March 31, 2003, the bonds bore interest of 1.25%. Letters of credit totaling $305 million have been issued under our $2.1 billion senior secured revolver to support the bonds. The bonds are non-recourse to Reliant Resources.

     REMA Letter of Credit Facilities. REMA's lease obligations are currently supported by three letters of credit issued under three separate unsecured letter of credit facilities. See note 14(a) to our Form 10-K/A for a discussion of REMA's lease obligations. The letter of credit facilities expire in August 2003. The amount of each letter of credit is equal to an amount representing the greater of (a) the next six months' scheduled rental payments under the related lease, or (b) 50% of the scheduled rental payments due in the next twelve months under the related lease. Under the letter of credit facilities, REMA pays a letter of credit fee based on its assigned credit rating. As of March 31, 2003, the fee equaled 2.75% of the total amount of the outstanding letters of credit. As of December 31, 2002 and March 31, 2003, there were $38 million and $50 million, respectively, in letters of credit outstanding under the facilities. While these letter of credit facilities are non-recourse to Reliant Resources, REMA's subsidiaries guarantee REMA's obligations under these facilities. REMA anticipates refinancing or replacing the letter of credit facilities prior to their maturity. REMA anticipates that the terms may be more restrictive and may include higher fees, and the providers of the facilities may require security.

     Reliant Energy Channelview L.P. In 1999, Reliant Energy Channelview L.P. (Channelview), a special purpose project subsidiary of Reliant Energy Power Generation, Inc. (REPG), entered into a $475 million syndicated credit facility to finance the construction and start-up operations of an electric power generation plant located in Channelview, Texas. The maximum availability under this facility was (a) $92 million in equity bridge loans for the purpose of paying or reimbursing project costs, (b) $369 million in loans to finance the construction of the project and (c) $14 million in revolving loans for general working capital purposes.

     In November 2002, the construction loans were converted to term loans. On the conversion date, subsidiaries of REPG contributed cash equity and subordinated debt of $92 million into Channelview, which was used to repay in full the equity bridge loans advanced by the lenders. As of December 31, 2002, Channelview had $369 million and $5 million of term loans and revolving working capital facility loans outstanding, respectively. As of March 31, 2003, Channelview had $367 million and $10 million of term loans and revolving working capital facility loans outstanding, respectively. The outstanding borrowings related to the Channelview credit agreement are non-recourse to Reliant Resources. The term loans have final maturities ranging from 2017 to 2024. The revolving working capital facility matures in 2007.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     As of March 31, 2003, with the exception of two tranches which total $91 million, the term loans and revolving working capital facility loans bear a floating rate interest at the borrower's option of either (a) a base rate of prime plus a margin of 0.25% or (b) LIBOR plus a margin of 1.25%. For $256 million of the term loans and the working capital facility loans, the LIBOR margin is 1.25% during the first 60 months from the conversion date, 1.45% during the next 48 months, 1.75% during the following 48 months and 2.125% thereafter. The base rate margin is 0.25% during the first 60 months from the conversion date, 0.45% during the next 48 months, 0.75% during the following 48 months and 1.125% thereafter. For $30 million of the term loans, the LIBOR margin is 1.25% during the first 60 months from the conversion date, 1.45% during the next 48 months, 1.875% during the following 48 months and 2.25% thereafter. The base rate margin is 0.25% during the first 60 months from the conversion date, 0.45% during the next 48 months, 0.875% during the following 48 months and 1.25% thereafter. One tranche of $16 million bears a floating rate interest at the borrower's option of either (a) a base rate plus a margin of 2.407% or (b) LIBOR plus a margin of 3.407% throughout its term. A second tranche of $75 million bears interest at a fixed rate of 9.547% throughout its term.

     Obligations under the term loans and revolving working capital facility are secured by substantially all of the assets of the borrower. The Channelview credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds. These covenants are not anticipated to materially restrict Channelview's ability to borrow funds under the credit facility. The Channelview credit agreement allows Channelview to pay dividends or make restricted payments only if specified conditions are satisfied, including maintaining specified debt service coverage ratios and debt service reserve account balances. As of December 31, 2002 and March 31, 2003, restricted cash under the credit agreement totaled $13 million.

  (b) OTHER DEBT

     Orion Convertible Senior Notes. As of the acquisition date, Orion Power had outstanding $200 million of aggregate principal amount of 4.5% convertible senior notes, due on June 1, 2008. Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the convertible senior notes on March 1, 2002, which expired on April 10, 2002. During the second quarter of 2002, we repurchased $189 million in principal amount under the offer to repurchase. During the fourth quarter of 2002, the remaining $11 million aggregate principal amount of the convertible senior notes were repurchased for $8 million.

  (c) INTEREST RATE DERIVATIVE INSTRUMENTS AND WARRANTS

     As discussed above in (a), we issued to the lenders 20,373,326 warrants to acquire shares of our common stock. The fair value of the warrants issued of $15 million was determined using a binomial model created by outside consultants. The value is recorded as a discount to debt and an increase to additional paid-in capital. The debt discount will be amortized to interest expense using the effective interest method over the life of the related debt.

     Certain of our subsidiaries are party to interest rate swap contracts with an aggregate notional amount of $1.1 billion as of December 31, 2002 and March 31, 2003 that fix the interest rate applicable to floating rate long-term debt. As of March 31, 2003, floating rate LIBOR-based interest payments are exchanged for weighted fixed rate interest payments of 6.96%. These swaps qualify as cash flow hedges under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in the statements of consolidated operations over the term of the swap agreements. See note 8 for further discussion of our cash flow hedges.

     In January 2002, we entered into forward-starting interest rate swaps having an aggregate notional amount of $1.0 billion to hedge the interest rate on a portion of future offerings of long-term fixed-rate notes.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

On May 9, 2002, we liquidated $500 million notional amount of these forward-starting interest rate swaps. The liquidation of these swaps resulted in a loss of $3 million, which was recorded in accumulated other comprehensive loss and is being amortized into interest expense in the same period during which the forecasted interest payment affects earnings. In November 2002, we liquidated the remaining $500 million notional amount of swaps at a loss of $52 million that was recorded in accumulated other comprehensive loss and is being amortized into interest expense in the same period during which the forecasted interest payment affects earnings. At March 31, 2003, the unamortized balance of such loss was $39 million.

     During January 2003, we purchased three-month LIBOR interest rate caps to hedge our future floating rate risk associated with various credit facilities. We have hedged $4.0 billion for the period from July 1 to December 31, 2003, $3.0 billion for 2004 and $1.5 billion for 2005. The LIBOR interest rates are capped at a weighted average rate of 2.06% for the period from July 1 to December 31, 2003, 3.18% for 2004 and 4.35% for 2005. These interest rate caps qualify for hedge accounting under SFAS No. 133 with any changes in fair market value recorded to other comprehensive income (loss) and any ineffectiveness recorded to net income/loss. We recorded ineffectiveness of $2 million in interest expense during the three months ended March 31, 2003 on these interest rate caps.

(11)  STOCKHOLDERS' EQUITY

  (a) TREASURY STOCK PURCHASES

     On December 6, 2001, Reliant Resources' board of directors authorized the purchase of up to an additional 10 million shares of its common stock through June 2003, bringing the total shares authorized for purchase to 21 million, of which 11 million had previously been purchased. Any purchases are to be made on a discretionary basis in the open market or otherwise at times and in amounts as determined by management subject to market conditions, legal requirements and other factors. Since December 6, 2001, Reliant Resources has not purchased any shares of its common stock under this program. Based on the refinancing of certain credit facilities in March 2003, Reliant Resources is restricted from purchasing its common stock, other than in connection with its various employee benefit plans; see note 10.

  (b) TREASURY STOCK ISSUANCES AND TRANSFERS

     During the three months ended March 31, 2002 and 2003, we issued 550,781 shares and 717,931 shares, respectively, of treasury stock to employees under our employee stock purchase plan. In addition, during the three months ended March 31, 2003, we transferred 725,877 shares of treasury stock to our savings plans and 82,713 shares of treasury stock to fund a portion of our long-term incentive awards.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

(12)  EARNINGS PER SHARE

     The following table presents our basic and diluted earnings (loss) per share (EPS) calculation.

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2002        2003
                                                              ---------   ---------
                                                              (SHARES IN THOUSANDS)
Diluted Weighted Average Shares Calculation:
Weighted average shares outstanding.........................   289,336     291,438
  Plus: Incremental shares from assumed conversions:
     Stock options..........................................       297          --
     Restricted stock.......................................       378          --
     Employee stock purchase plan...........................        25          --
                                                              --------    --------
  Weighted average shares assuming dilution.................   290,036     291,438
                                                              ========    ========
Basic and Diluted EPS:
  Income (loss) from continuing operations..................  $   0.28    $  (0.16)
  Discontinued operations, net of tax.......................      0.05       (1.31)
                                                              --------    --------
  Income (loss) before cumulative effect of accounting
     changes................................................      0.33       (1.47)
  Cumulative effect of accounting changes, net of tax.......     (0.81)      (0.08)
                                                              --------    --------
  Net loss..................................................  $  (0.48)   $  (1.55)
                                                              ========    ========

     For the three months ended March 31, 2002, the computation of diluted EPS excludes purchase options for 8,359,907 shares of common stock that have an exercise price (ranging from $15.33 - $34.03 per share) greater than the per share average market price ($13.73) for the period and would thus be anti-dilutive if exercised. For the three months ended March 31, 2003, as we incurred a loss from continuing operations, we do not assume any potentially dilutive shares in the computation of diluted EPS. The computation of diluted EPS excludes incremental shares from assumed conversions for stock options of 37,737 shares, restricted stock of 894,303 shares and employee stock purchase plan rights of 173,724 shares for the three months ended March 31, 2003. The computation of diluted EPS also excludes an adjustment to net loss and weighted average shares outstanding for the warrants issued in connection with our March 2003 refinancing (see note 10(c)) as we incurred a loss from continuing operations. The incremental shares from assumed conversions exclude purchase options for 18,617,447 shares of common stock that have an exercise price (ranging from $4.01 to $34.03 per share) greater than the average market price ($3.97) for the period and would thus be anti-dilutive if exercised.

(13)  COMMITMENTS AND CONTINGENCIES

  (a) CONSTRUCTION AGENCY AGREEMENTS SPECIAL PURPOSE ENTITIES

     In 2001, we, through several of our subsidiaries, entered into operative documents with special purpose entities to facilitate the development, construction, financing and leasing of several power generation projects. We did not consolidate the special purpose entities as of December 31, 2002. Due to the early adoption of FIN No. 46 (as explained in note 2), we consolidated these special purpose entities effective January 1, 2003. As of January 1, 2003, we consolidated property, plant and equipment of $1.3 billion, net other assets of $3 million and secured debt obligations of $1.3 billion. As of January 1, 2003, $1.0 billion of the debt obligations outstanding bore interest at LIBOR plus a margin of 2.25%, while the remaining $0.3 billion of the debt obligations outstanding bore interest at a weekly floating interest rate.

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                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     The special purpose entities' construction agency agreements and the related guarantees were terminated and the related credit agreement was refinanced as part of the refinancing in March 2003. See note 14(b) to our Form 10-K/A for additional information on the special purpose entities' financing agreement, the construction agency agreements and the related guarantees. For information regarding the refinancing, see note 10.

  (b) PAYMENT TO CENTERPOINT IN 2004

     We may be required to make a payment to CenterPoint in 2004 to the extent the affiliated retail electric provider's price to beat for providing retail electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity. This payment is required by the Texas electric restructuring law, unless the PUCT determines, on or prior to January 1, 2004, that 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within CenterPoint's Houston service territory is committed to be served by retail electric providers other than us. This amount will not exceed $150 per customer, multiplied by the number of residential or small commercial customers, as the case may be, that we serve on January 1, 2004 in CenterPoint's Houston service territory, less the number of residential or small commercial electric customers, as the case may be, we serve in other areas of Texas. Currently, we believe it is probable that we will be required to make such payment to CenterPoint related to our residential customers. We believe that the payment related to our residential customers will be in the range of $160 million to $190 million (pre-tax), with a most probable estimate of $175 million. We will recognize the total obligation over the period we recognize the related revenues based on the difference between the amount of the price to beat and the estimated market price of electricity multiplied by the estimated energy sold through January 1, 2004 not to exceed the maximum cap of $150 per customer. We recognized $128 million (pre-tax) during the third and fourth quarters of 2002 and $47 million for the three months ended March 31, 2003 for a total accrual of $175 million as of March 31, 2003. Through March 31, 2003, we have accrued up to the maximum of $150 per customer. In the future, we will revise our estimates of this payment as additional information about the market share that will be served by us and other retail electric providers on January 1, 2004 becomes available and we will adjust the related accrual at that time.

     Currently, we believe that the 40% test for small commercial customers will be met and we will not make a payment related to those customers. If the 40% test is not met related to our small commercial customers and a payment is required, we estimate this payment would be approximately $30 million.

  (c) GUARANTEES

     We have issued a guarantee on behalf of another entity that provides financial assurance to third parties.

     The following table details our guarantee, including the maximum potential amount of future payments, assets held as collateral and the carrying amount of the liability recorded on our consolidated balance sheet, if applicable, as of March 31, 2003:

                                                                              CARRYING AMOUNT OF
                                             MAXIMUM                          LIABILITY RECORDED
                                         POTENTIAL AMOUNT    ASSETS HELD AS    ON CONSOLIDATED
TYPE OF GUARANTEE                       OF FUTURE PAYMENTS     COLLATERAL       BALANCE SHEET
-----------------                       ------------------   --------------   ------------------
                                                             (IN MILLIONS)
Non-qualified benefits of
  CenterPoint's retirees(1)...........         $57               $  --              $  --
                                               ---               -----              -----
  Total guarantees....................         $57               $  --              $  --
                                               ===               =====              =====

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                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

---------------

(1) We have guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint's and its subsidiaries' existing retirees at the Distribution.

     We believe the likelihood that we would be required to perform or otherwise incur any significant losses associated with this guarantee is remote.

     We have entered into contracts that include indemnification provisions as a routine part of our business activities. Examples of these contracts include asset purchase and sale agreements, commodity purchase and sale agreements, operating agreements, lease agreements, procurement agreements and certain debt agreements. In general, these provisions indemnify the counterparty for matters such as breaches of representations and warranties and covenants contained in the contract and/or against third party liabilities. In the case of commodity purchase and sale agreements, generally damages are limited through liquidated damages clauses whereby the parties agree to establish damages as the costs of covering any breached performance obligations. In the case of debt agreements, we generally indemnify against liabilities that arise from the preparation, entry into, administration or enforcement of the agreement. Under our indemnifications, the maximum potential amount is not estimable given that the magnitude of any claims under the indemnifications would be a function of the extent of damages actually incurred, which is not practicable to estimate unless and until the event occurs. We consider the likelihood of making any material payments under these provisions to be remote.

  (d) ENVIRONMENTAL AND LEGAL MATTERS

     We are involved in environmental and legal proceedings before various courts and governmental agencies, some of which involve substantial amounts. In addition, we are subject to a number of ongoing investigations by various governmental agencies. Certain of these proceedings and investigations are the subject of intense, highly charged media and political attention. As these matters progress, additional issues may be identified that could expose us to further proceedings and investigations. Our management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters that can be estimated.

     We have an agreement with CenterPoint that requires us to indemnify CenterPoint for matters relating to our business and operations prior to the Distribution, as well as for any untrue statement of a material fact, or omission of a material fact necessary to make any statement not misleading, in the registration statement or prospectus that we filed with the SEC in connection with our IPO. CenterPoint has been named as a defendant in many legal proceedings relative to such matters and has requested indemnification from us.

  Legal Matters

     Unless otherwise indicated, the ultimate outcome of the following lawsuits, proceedings and investigations cannot be predicted at this time. The ultimate disposition of some of these matters could have a material adverse effect on our financial condition, results of operations and cash flows.

     California Class Actions. We, as well as certain of our former officers, have been named as defendants in a number of class action lawsuits in California. The plaintiffs allege that we conspired to increase the price of wholesale electricity in California in violation of California's antitrust and unfair and unlawful business practices laws. The lawsuits seek injunctive relief, treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees. In general, these lawsuits can be segregated into two groups based on their pre-trial status. The first group consists of (a) three lawsuits filed in the Superior Court of the State of California, San Diego County filed on November 27, 2000, November 29, 2000 and January 16, 2001; (b) two lawsuits filed in the Superior Court of the State of California, San Francisco County on January 18, 2001 and January 24, 2001; and (c) one lawsuit

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                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

filed in the Superior Court of the State of California, Los Angeles County on May 2, 2001. These six lawsuits were consolidated and removed to the United States District Court for the Southern District of California. In December 2002, the court ordered these six lawsuits be remanded to state court for further consideration. We, and our co-defendants, filed a petition with the United States Court of Appeals for the Ninth Circuit seeking a review of the order to remand. The petition is under consideration by the court. The second group consists of two lawsuits filed in the Superior Court of the State of California, San Mateo County filed on April 23, 2002 and May 15, 2002, two lawsuits filed in the Superior Court of the State of California, San Francisco County on May 14, 2002 and May 24, 2002, two lawsuits filed in the Superior Court of the State of California, Alameda County on May 21, 2002, one lawsuit filed in the Superior Court of the State of California, San Joaquin County on May 10, 2002 and one lawsuit filed in the Superior Court of the State of California, Los Angeles County on October 18, 2002. These eight lawsuits were consolidated in the United States District Courts, six of which were removed to the United States District Court for the Northern District of California, one was removed to the United States District Court for the Eastern District of California, and one was removed to the United States District Court for the Central District of California. Additionally, on July 15, 2002, the Snohomish County Public Utility District filed a class action lawsuit against us in United States District Court for the Central District of California. In January 2003, the court granted our motion to dismiss this lawsuit on the grounds that the plaintiffs' claims are barred by federal preemption and the FERC filed rate doctrine. The plaintiffs have appealed to the United States Court of Appeals for the Ninth Circuit.

     On April 16, 2003, a class action lawsuit was filed against us and one of our employees in the Superior Court of the State of California, Los Angeles County. The plaintiffs allege that we engaged in unfair, unlawful and fraudulent business practices and entered into certain contracts in furtherance of a conspiracy to increase the price of natural gas in California in violation of the Cartwright Act and California's antitrust and unfair and unlawful business practices laws. The lawsuit seeks injunctive and declaratory relief, treble the amounts of damages, restitution, disgorgement of unjust enrichment, costs of suit and attorneys' fees.

     On May 1, 2003, a class action lawsuit was filed against us in the Superior Court of the State of California, San Diego County. The plaintiffs allege that we engaged in unfair, unlawful and fraudulent business practices by manipulating energy markets in California and the West. The action is brought on behalf of all persons and businesses residing in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana. The lawsuit seeks injunctive relief, treble the amount of damages, restitution, costs of suit and attorneys' fees.

     Oregon Class Actions. On December 16, 2002, a class action lawsuit was filed against us in the Circuit Court of the State of Oregon, County of Multnomah. The plaintiffs allege that we conspired to increase the price of wholesale electricity in Oregon in violation of Oregon's consumer protection, fraud and negligence laws. The lawsuit seeks injunctive relief, treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees. This lawsuit was removed to the United States District Court for the Northern District of California. On May 2, 2003, the plaintiffs filed a motion to dismiss this case without prejudice. On May 5, 2003, the presiding judge entered an order dismissing the case without prejudice.

     Washington Class Actions. On December 20, 2002, a class action lawsuit was filed against us in United States District Court for the Western District of Washington. The plaintiffs allege that we conspired to increase the price of wholesale electricity in Washington in violation of Washington's consumer protection, fraud and negligence laws. The lawsuit seeks injunctive relief, treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees.

     California Attorney General Actions. On March 11, 2002, the California Attorney General filed a lawsuit against us in Superior Court of the State of California, San Francisco County. The California Attorney

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

General alleges various violations of state laws against unfair and unlawful business practices arising out of transactions in the markets for ancillary services run by the California Independent System Operator (Cal ISO). The lawsuit seeks injunctive relief, disgorgement of our alleged unlawful profits for sales of electricity and civil penalties. We removed this lawsuit to the United States District Court for the Northern District of California. In March 2003, the court granted our motion to dismiss this lawsuit on the grounds that the plaintiffs' claims are barred by federal preemption and the FERC filed rate doctrine.

     On March 19, 2002, the California Attorney General filed a complaint against us with the FERC. The complaint alleges that we, as a seller with market-based rates, violated our tariffs by not filing with the FERC transaction-specific information about all of our sales and purchases at market-based rates. The California Attorney General argued that, as a result, all past sales should be subject to a refund if they are found to be above just and reasonable levels. In May 2002, the FERC issued an order that largely denied the complaint and required only that we file revised transaction reports regarding prior sales in California spot markets. In September 2002, the California Attorney General petitioned the United States Court of Appeals for the Ninth Circuit for review of the FERC orders. The California Attorney General's petition is under consideration by the court.

     On April 15, 2002, the California Attorney General filed a lawsuit against us in San Francisco County Superior Court. The lawsuit is substantially similar to the complaint described above filed by the California Attorney General with the FERC. The lawsuit also alleges that we consistently charged unjust and unreasonable prices for electricity and that each unjust charge violated California law. The lawsuit seeks fines of up to $2,500 for each alleged violation and such other equitable relief as may be appropriate. We removed this lawsuit to the United States District Court for the Northern District of California. In March 2003, the court granted our motion to dismiss this lawsuit on the grounds that the plaintiffs' claims are barred by federal preemption and the FERC filed rate doctrine.

     On April 15, 2002, the California Attorney General and the California Department of Water Resources (CDWR) filed a lawsuit against us in the United States District Court for the Northern District of California. The plaintiffs allege that our acquisition of electric generating facilities from Southern California Edison in 1998 violated Section 7 of the Clayton Act, which prohibits mergers or acquisitions that substantially lessen competition. The lawsuit alleges that the acquisitions gave us market power, which we then exercised to overcharge California consumers for electricity. The lawsuit seeks injunctive relief against alleged unfair competition, divestiture of our California facilities, disgorgement of alleged illegal profits, damages, and civil penalties for each alleged exercise of illegal market power. In March 2003, the court dismissed the plaintiffs' claim for damages and Section 7 of the Clayton Act but declined to dismiss the plaintiffs' injunctive claim for divestiture of our California facilities.

     California Lieutenant Governor Class Action. On November 20, 2002, the California Lieutenant Governor filed a taxpayer representative lawsuit against us in Superior Court of the State of California, Los Angeles County on behalf of purchasers of gas and power in California. The plaintiffs allege that we manipulated the pricing of gas and power by reporting false prices and fraudulent trades to the publishers of various price indices. The lawsuit seeks injunctive relief, disgorgement of profits and funds acquired by the alleged unlawful conduct.

     FERC Complaints. On April 11, 2002, the FERC set for hearing a series of complaints filed by Nevada Power Company, which seek reformation of certain forward power contracts with several companies, including two contracts with us that have since been terminated. In December 2002, the presiding administrative law judge in these consolidated proceedings issued recommended findings of fact favorable to our positions and upholding the contracts. Those recommendations are pending before the FERC for final decision. PacifiCorp Company filed a similar complaint challenging two 90-day contracts with us. In February 2003, the presiding administrative law judge issued an initial decision recommending the dismissal of PacifiCorp Company's

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

complaint and upholding the contracts. The FERC has stated that it intends to issue final decisions in both complaints in May 2003.

     Trading and Marketing Proceedings and Investigations. We are party to the following proceedings and investigations relating to our trading and marketing activities, including our round trip trades and certain structured transactions.

     In June 2002, the SEC advised us that it had issued a formal order in connection with its investigation of our financial reporting, internal controls and related matters. The investigation is focused on our round trip trades and certain structured transactions. We cooperated with the SEC staff. On May 12, 2003, we consented, without admitting or denying the SEC's findings, to the entry of an administrative cease-and-desist order obligating us to avoid future violations of certain provisions of the federal securities laws. The SEC did not assess any monetary penalties or fines relating to the order.

     As part of the Commodity Futures Trading Commission's (CFTC) industry-wide investigation of round trip trading, the CFTC has subpoenaed documents, requested information and conducted discovery relating to our natural gas and power trading activities, including round trip trades and alleged price manipulation, occurring since January 1999. The CFTC is also looking into the facts and circumstances surrounding certain events in June 2000 that were the subject of a settlement with FERC in January 2003 described below. We are cooperating with the CFTC staff.

     On March 26, 2003, the FERC staff issued a report entitled "Final Report on Price Manipulation in Western Markets," which expanded and finalized the FERC staff's August 13, 2002 initial report. Certain findings, conclusions and observations in the FERC staff report, if adopted or otherwise acted on by the FERC, could have a material adverse effect on us. The report recommends the institution of proceedings directing certain entities, including us, to show cause why bids submitted in markets operated by the Cal ISO and California Power Exchange (Cal PX) from May to October 2000 did not constitute economic withholding or inflated bidding in violation of the Cal ISO and Cal PX tariffs. If adopted, such proceedings could require a disgorgement of revenues related to some sales for the period May to October 2000. The report also recommends the institution of proceedings directing certain entities, including us, to show cause why certain behavior identified in a January 6, 2003 report by the Cal ISO, entitled "Analysis of Trading and Scheduling Strategies Described in the Enron Memos," did not constitute gaming in violation of the tariffs of the Cal ISO and Cal PX, and if adopted, such proceedings could require a disgorgement of revenues from certain transactions from the period January 1, 2000 through June 21, 2001, which the Cal ISO report identified as an amount less than $30.00 potentially attributable to us. We will have an opportunity to provide comments on these recommendations before formal proceedings are commenced. Finally, the report recommends that certain entities, including us, demonstrate that we no longer sell natural gas at wholesale or have instituted certain practices with regards to reporting natural gas price information, have disciplined employees that participated in manipulation or attempted manipulation of public price indices, and are cooperating fully with any government agency investigating our prior price reporting practices. On April 30, 2003, the FERC issued an order requiring these entities to demonstrate these items by June 16, 2003.

     Also on March 26, 2003, the FERC instituted proceedings directing our trading company and BP Energy Company (BP) to show cause why each company's market-based rate authority should not be revoked. These proceedings arose in connection with certain actions taken by one of our traders and one of BP's traders relating to sales of electricity at the Palo Verde hub. If FERC were to prospectively revoke our trading company's market-based rate authority, it could have a material adverse effect on us. We have responded to the FERC and contested the FERC's proposed remedy for the alleged conduct.

     On January 31, 2003, in connection with the FERC's investigation of potential manipulation of electricity and natural gas prices in the Western United States, the FERC approved a stipulation and consent agreement

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

between the FERC staff and us relating to certain actions taken by some of our traders over a two-day period in June 2000. Under the agreement, we agreed to pay $14 million (expensed in the fourth quarter of 2002 and paid in February
2003) directly to customers of the Cal PX and certain other terms, including a requirement to abide by a must offer obligation to submit bids for all of our uncommitted, available capacity from our plants located in California into a California spot market one additional year following termination of our existing must offer obligation or until December 31, 2006, whichever is later.

     We have received subpoenas and informal requests for information from the United States Attorney for the Southern District of New York and the Northern District of California for documents, interviews and other information pertaining to the round trip trades, and our energy trading activities. We are cooperating with both offices of the United States Attorney.

     Shareholder Class Actions. We, as well as certain of our former officers and directors, have been named as defendants in 11 class action lawsuits filed on behalf of purchasers of our securities and the securities of CenterPoint. CenterPoint is also named as a defendant in three of the lawsuits. Two of the lawsuits name as defendants the underwriters of our IPO, which we have agreed to indemnify. One of those two lawsuits names our independent auditors as a defendant. The dates of filing of these lawsuits are as follows: two lawsuits on May 15, 2002; two lawsuits on May 16, 2002; one lawsuit on May 17, 2002; one lawsuit on May 20, 2002; one lawsuit on May 21, 2002; one lawsuit on May 23, 2002; one lawsuit on June 19, 2002; one lawsuit on June 20, 2002; and one lawsuit on July 1, 2002. Ten of the lawsuits were filed in the United States District Court, Southern District of Texas, Houston Division. One lawsuit was filed in the United States District Court, Eastern District of Texas, Texarkana Division and subsequently transferred to the United States District Court, Southern District of Texas, Houston Division. The lawsuits allege that the defendants overstated revenues by including transactions involving the purchase and sale of commodities with the same counterparty at the same price and that we improperly accounted for certain other transactions. The lawsuits seek monetary damages and, in one of the lawsuits rescission, on behalf of a supposed class. In eight of the lawsuits, the class is composed of persons who purchased or otherwise acquired our securities and/or the securities of CenterPoint during specified class periods. The three lawsuits that include CenterPoint as a named defendant were also filed on behalf of purchasers of our securities and/or the securities of CenterPoint during specified class periods.

     Four class action lawsuits were filed on behalf of purchasers of the securities of CenterPoint. CenterPoint and several of its officers are named as defendants. The dates of filing of the four lawsuits are as follows: one on May 16, 2002; one on May 21, 2002; one on June 13, 2002; and one on June 17, 2002.
The lawsuits were filed in the United States District Court, Southern District of Texas, Houston Division. The lawsuits allege that the defendants violated federal securities laws by issuing false and misleading statements to the public. The plaintiffs allege that the defendants made false and misleading statements as part of an alleged scheme to artificially inflate trading volumes and revenues by including transactions involving the purchase and sale of commodities with the same counterparty at the same price, to use the spin-off to avoid exposure to our liabilities and to cause the price of our stock to rise artificially, among other things. The lawsuits seek monetary damages on behalf of persons who purchased CenterPoint securities during specified class periods. The court consolidated all of the lawsuits pending in the United States District Court, Southern District of Texas, Houston Division and appointed the Boca Raton Police & Firefighters Retirement System and the Louisiana School Employees Retirement System to be the lead plaintiffs in these lawsuits. The lead plaintiffs seek monetary relief purportedly on behalf of purchasers of CenterPoint common stock from February 3, 2000 to May 13, 2002, purchasers of our common stock in the open market from May 1, 2001 to May 13, 2002 and purchasers of our common stock in our IPO or purchasers of common stock that are traceable to our IPO. The lead plaintiffs allege, among other things, that the defendants misrepresented our revenues and trading volumes by engaging in round trip trades and improperly accounted for certain structured transactions as cash

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

flow hedges, which resulted in earnings from these transactions being accounted for as future earnings rather than being accounted for as earnings in 2001.

     On February 7, 2003, a lawsuit was filed against us in United States District Court for the Northern District of Illinois, Eastern Division. The plaintiffs allege that we violated federal securities law, Illinois common law and the Illinois Consumer Fraud and Deceptive Trade Practices Act. The lawsuit makes allegations similar to those made in the above-described class action lawsuits and seeks treble the amount of damages alleged, costs of suit and attorneys' fees.

     ERISA Action. On May 30, 2002, a class action lawsuit was filed in the United States District Court, Southern District of Texas, Houston Division against us, certain of our present and former officers and directors, CenterPoint, certain of the present and former directors and officers of CenterPoint and certain present and former members of the benefits committee of CenterPoint on behalf of participants in various employee benefits plans sponsored by CenterPoint. The lawsuit alleges that the defendants breached their fiduciary duties to various employee benefits plans sponsored by CenterPoint, in violation of the Employee Retirement Income Security Act. The plaintiffs allege that the defendants permitted the plans to purchase or hold securities issued by CenterPoint when it was imprudent to do so, including after the prices for such securities became artificially inflated because of alleged securities fraud engaged in by the defendants. The lawsuit seeks monetary damages for losses suffered by a class of plan participants whose accounts held CenterPoint securities or our securities, as well as equitable relief in the form of restitution.

     Shareholder Derivative Actions. On May 17, 2002, a derivative lawsuit was filed against our directors and independent auditors in the 269th Judicial District, Harris County, Texas. The lawsuit alleges that the defendants breached their fiduciary duties to us. The shareholder plaintiff alleges that the defendants caused us to conduct our business in an imprudent and unlawful manner, including allegedly failing to implement and maintain an adequate internal accounting control system, engaging in transactions involving the purchase and sale of commodities with the same counterparty at the same price, and disseminating materially misleading and inaccurate information regarding our revenue and trading volume. The lawsuit seeks monetary damages on behalf of us.

     On October 25, 2002, a derivative lawsuit was filed against the directors and officers of CenterPoint. The lawsuit was filed in the United States District Court for the Southern District of Texas, Houston Division. The lawsuit alleges breach of fiduciary duty, waste of corporate assets, abuse of control and gross mismanagement by the defendants causing CenterPoint to overstate the revenues through round trip and structured transactions and breach of fiduciary duty in connection with the Distribution and our IPO. The lawsuit seeks monetary damages on behalf of CenterPoint as well as equitable relief in the form of a constructive trust on the compensation paid to the defendants. A special litigation committee appointed by the board of directors of CenterPoint is investigating similar allegations made in a June 28, 2002 demand letter from a stockholder of CenterPoint. The letter states that certain shareholders of CenterPoint are considering filing a derivative suit on behalf of CenterPoint and demands that CenterPoint take several actions in response to the alleged round trip trades and structured transactions. The special litigation committee is investigating the allegations made in the demand letter to determine whether pursuit of a derivative lawsuit is in the best interest of CenterPoint.

  Environmental Matters

     REMA Ash Disposal Site Closures and Site Contaminations. Under the agreement to acquire REMA (see note 5(b)), we became responsible for liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to a plant closing, except for the first $6 million of remediation costs at the Seward Generating Station. A prior owner retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. As of March 31, 2003, REMA had liabilities associated with six future ash disposal site closures and six current site

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

investigations and environmental remediations. We have recorded our estimate of these environmental liabilities in the amount of $31 million as of March 31, 2003. We expect approximately $13 million will be paid over the next five years.

     Orion Power Environmental Contingencies. In connection with Orion Power's acquisition of 70 hydro plants in northern and central New York and four gas-fired or oil-fired plants in New York City, Orion Power assumed the liability for the estimated cost of environmental remediation at several properties. Orion Power developed remediation plans for each of these properties and entered into Consent Orders with the New York State Department of Environmental Conservation at three New York City sites and one hydro site for releases of petroleum and other substances by the prior owners. As of March 31, 2003, the undiscounted liability assumed and recorded by us for these assets was approximately $8 million, which we expect to pay out through 2006.

     In connection with the acquisition of Midwest assets by Orion Power, Orion Power became responsible for the liability associated with the closure of three ash disposal sites in Pennsylvania. As of March 31, 2003, the liability assumed and recorded by us for these disposal sites was approximately $11 million, with $1 million to be paid over the next five years.

  Other Matters

     We are involved in other legal and environmental proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. We believe that the effects on our interim financial statements, if any, from the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

  (e) CALIFORNIA ENERGY SALES CREDIT AND REFUND PROVISIONS

     During portions of 2000 and 2001, prices for wholesale electricity in California increased dramatically as a result of a combination of factors, including higher natural gas prices and emission allowance costs, reduction in available hydroelectric generation resources, increased demand, decreased net electric imports and limitations on supply as a result of maintenance and other outages. Although wholesale prices increased, California's deregulation legislation kept retail rates frozen at 10% below 1996 levels for two of California's public utilities, Pacific Gas and Electric (PG&E) and Southern California Edison Company (SCE), until rates were raised by the California Public Utilities Commission early in 2001. Due to the disparity between wholesale and retail rates, the credit ratings of PG&E and SCE fell below investment grade. Additionally, PG&E filed for protection under the bankruptcy laws in April 2001. As a result, PG&E and SCE were no longer considered creditworthy, and from January 17, 2001 through March 31, 2003, did not directly purchase power from third-party suppliers through the Cal ISO to serve that portion of the power demand that could not be met from their own supply sources (net short load). Pursuant to emergency legislation enacted by the California legislature, the CDWR negotiated and purchased power through short and long-term contracts and through real-time markets operated by the Cal ISO to serve the net short load requirements of PG&E and SCE. In December 2001, the CDWR began making payments to the Cal ISO for real-time transactions. In May 2002, the FERC issued an order stating that wholesale suppliers, including us, should receive interest payments on past due amounts owed by the Cal ISO and the CDWR. As a result, we recorded $5 million and $9 million of net interest receivable during 2002 and for the three months ended March 31, 2003, respectively, as discussed below. The CDWR has now made payment through the Cal ISO for its real-time energy deliveries subsequent to January 17, 2001, although the Cal ISO's distribution of the CDWR's payment for the month of January 2001, and the allocation of interest to past due amounts, are the subjects of motions that we have filed with the FERC objecting to the Cal ISO's failure to allocate the January payment and interest solely to post January 17, 2001 transactions. In addition, we are prosecuting a lawsuit in California to recover

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

the market value of forward contracts seized by California Governor Gray Davis in violation of the Federal Power Act. Governor Davis' actions prevented the liquidation of the contracts by the Cal PX to satisfy the outstanding obligations of SCE and PG&E to wholesale suppliers, including us. The timing and ultimate resolution of this claim is uncertain at this time.

     California Credit Provision. We were owed total receivables, including interest, of $120 million (net of estimated refund provision of $191 million) and $221 million (net of estimated refund provision of $104 million) as of December 31, 2002 and March 31, 2003, respectively, by the Cal ISO, the Cal PX, the CDWR, and California Energy Resources Scheduler for energy sales in the California wholesale market during the fourth quarter of 2000 through March 31, 2003. From April 1, 2003 through May 1, 2003, we have collected $19 million of these receivable balances.

     During 2000 and 2001, we recorded net pre-tax credit provisions against receivable balances related to energy sales in California of $39 million and $29 million, respectively. As of December 31, 2001, we had a pre-tax credit provision of $68 million against receivable balances related to energy sales in the California market. During 2002, $62 million ($33 million during the three months ended March 31, 2002) of a previously accrued credit provision for energy sales in California was reversed. The reversal resulted from collections of outstanding receivables during the period, a determination that credit risk had been reduced on the remaining outstanding receivables as a result of payments in 2002 to the Cal PX and due to the write-off of receivables as a result of a May 15, 2002 FERC order and related interpretations and a March 26, 2003 FERC order on proposed findings on refund liability, discussed below. During the three months ended March 31, 2003, we recorded an additional credit provision of $12 million due to the reversal of refund provisions as discussed below. As of December 31, 2002 and March 31, 2003, we had a remaining pre-tax credit provision of $6 million and $18 million, respectively, against these receivable balances. We will continue to assess the collectability of these receivables based on further developments.

     FERC Refunds. In response to the filing of a number of complaints challenging the level of wholesale prices in California, the FERC initiated a staff investigation and issued a number of orders implementing a series of wholesale market reforms. In these orders, the FERC also instituted refund proceedings, described below. Prior to proposing a methodology for calculating refunds in the refund proceeding discussed below, the FERC identified amounts charged by us for sales in California to the Cal ISO and the Cal PX for the period January 1, 2001 through June 19, 2001 as being subject to possible refunds. Accordingly, during 2001, we accrued refunds of $15 million.

     The FERC issued an order in July 2001 adopting a refund methodology and initiating a hearing schedule to determine (a) revised mitigated prices for each hour from October 2, 2000 through June 20, 2001, (b) the amount owed in refunds by each electric wholesale supplier according to the methodology and (c) the amount currently owed to each electric wholesale supplier. The FERC issued an order on March 26, 2003, adopting in most respects the proposed findings of the presiding administrative law judge that had been issued in December 2002 following a hearing to apply the refund formula. The most consequential change involved the adoption of a different methodology for determining the gas price component of the refund formula. Instead of using California border daily gas indices, the FERC ordered the use of a proxy gas price based on producing area daily price indices plus the posted transportation costs. In addition, the order allows generators to petition for a reduction of the refund calculation upon a submittal to the FERC of their actual gas costs and subsequent FERC approval. Based on the proposed findings of the administrative law judge, discussed above, adjusted for the March 2003 FERC decision to revise the methodology for determining the gas price component of the formula, we estimate our refund obligation to be between approximately $104 million and $230 million for energy sales in California. The low range of our estimate is based on a refund calculation using a methodology established by the FERC in late March 2003 and clarified in April 2003. This methodology calculates in a reduction in the total FERC refund based on the actual cost paid for gas over the

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

proposed proxy gas price. The high range of our estimate of the refund obligation assumes that the refund obligation is not adjusted for the actual cost paid for gas over the proposed proxy gas price. Our estimate of the range will be revised further upon subsequent action by the FERC or as additional information becomes available. We cannot currently predict whether that will result in an increase or decrease in our high and low points in the range. During 2002, we recorded reserves for refunds of $176 million ($0 during the three months ended March 31, 2002) related to energy sales in California. As discussed above, $15 million was recognized during 2001. During the three months ended March 31, 2003, we reversed $87 million of previously recorded refund provisions due to additional clarification received from the FERC and other information received in April 2003. As of December 31, 2002 and March 31, 2003, our reserve for refunds related to energy sales in California is $191 million and $104 million, respectively. The California refunds will likely be offset against unpaid amounts owed to us for our prior sales in California.

     Interest Calculation. In the fourth quarter of 2002, we recorded net interest income of $5 million based on the December 2002 findings of the presiding administrative law judge. During the three months ended March 31, 2003, we recorded net interest income of $9 million. The net interest income was estimated using the low end of the potential refund, the receivable balance outstanding, and the quarterly interest rates for the applicable time period designated by the FERC.

  (f) RELIANT ENERGY DESERT BASIN CONTINGENCY

     One of our subsidiaries, Reliant Energy Desert Basin, LLC (REDB), sells power to Salt River Project (SRP) under a long-term power purchase agreement. Reliant Resources guarantees certain of REDB's obligations under the agreement. In the event we are downgraded to below investment grade by two major ratings agencies, SRP can request performance assurance in the form of cash or a letter of credit from REDB under the agreement or us under the guarantee. The total amount of performance assurance cannot exceed $150 million. In September 2002, following our downgrade to below investment grade by two rating agencies, SRP requested performance assurance from us and REDB in the aggregate amount of $150 million. We informed SRP that the agreement does not stipulate the amount of performance assurance required in the event of a credit downgrade. We also communicated to SRP that under prevailing market conditions and after giving effect to other factors, a letter of credit in the amount of $3 million would provide commercially reasonable assurance of REDB's ability to perform its obligations under the agreement. Accordingly, we provided SRP with a $3 million letter of credit. SRP subsequently notified us that it deemed the amount inadequate and returned the letter of credit to us. SRP has alleged that we breached the agreement by failing to provide the requested $150 million letter of credit. We have communicated to SRP that we remain of the opinion that the provision of a $3 million letter of credit fulfills the obligation of us and REDB to provide performance assurance and that SRP would be in breach of the agreement and liable to REDB for damages if it were to terminate the agreement based on our refusal to provide performance assurance in the amount of $150 million. As of May 1, 2003, we have not received any form of correspondence from SRP since 2002 and neither SRP nor we have taken steps to terminate the agreement.

  (g) TOLLING AGREEMENT FOR LIBERTY'S ELECTRIC GENERATING STATION

     The output of Liberty's electric generating station is contracted under a tolling agreement between LEP and PG&E Energy Trading-Power, L.P. (PGET) for an initial term through September 2016, with an option by PGET to extend the initial term for an additional two years. Under the tolling agreement, PGET has the exclusive right to receive all electric energy, capacity and ancillary services produced by the Liberty generating station, and PGET must pay for all fuel used by the Liberty generating station.

     The tolling agreement requires PGET to maintain guarantees, issued by entities having investment grade credit ratings, for its obligations under the tolling agreement. During 2002, several rating agencies downgraded

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

to sub-investment grade the debt of the two guarantors of PGET, PG&E National Energy Group, Inc. and PG&E Gas Transmission Northwest Corp. Due to the fact that PGET did not post replacement security within the period required under the tolling agreement, the downgrade constitutes an event of default by PGET under the tolling agreement. The Liberty credit facility restricts the ability of LEP to terminate the tolling agreement. There is also a requirement in the Liberty credit facility that Liberty and LEP enforce all of their respective rights under the tolling agreement. Liberty and LEP have received a waiver from the lenders under the Liberty credit facility from the requirement that they enforce all of their respective rights under the tolling agreement. In return for this waiver, Liberty and LEP have agreed that for the term of the waiver, they would not be able to make draws on the working capital facility that is available under the Liberty credit facility. The current waiver expires on June 30, 2003. There is no assurance that Liberty and LEP will be able to receive any waiver extension. If Liberty is unable to obtain an extension to the waiver, then the lenders may claim that Liberty is in breach and, if said breach is not cured, that there is an event of default under the Liberty credit facility.

     In addition, on August 19, 2002, and September 10, 2002, PGET notified LEP that it believed LEP had violated the tolling agreement by not following PGET's instructions relating to the dispatch of the Liberty station during specified periods. The September 10, 2002 letter also claims that LEP did not timely provide PGET with certain information to make a necessary FERC filing. While LEP does not agree with PGET's interpretation of the tolling agreement regarding the dispatch issue, LEP agreed to (a) compensate PGET approximately $17,000 for the alleged damages attributable to the claims raised in the August 19, 2002 letter and (b) treat several hours of plant outages as forced outages for purposes of the tolling agreement, thereby resolving the issues raised in the August 19 letter (which compensation and treatment are not believed to be material). The tolling agreement generally provides that covenant-related defaults must be cured within 30 business days or they will (if material) result in an event of default, entitling the non-defaulting party to terminate. PGET has extended this cure period (relating to the September 10, 2002 letter) to June 9, 2003. LEP has made the necessary FERC filing and is in negotiations with PGET regarding financial settlement for this issue for approximately $1 million. Further, LEP also believes that it has settled the monetary impact of any violation relating to the dispatch issue. While there can be no assurances as to the outcome of this matter, LEP believes that it will be able to resolve the issues raised in the September 10, 2002 letter without causing an event of default under the tolling agreement. However, if LEP is unable to resolve the issues and PGET declares an event of default, then PGET would be in a position to terminate the tolling agreement. In addition to the material adverse effect such a termination would have on Liberty as discussed below, such a termination would give PGET the right to draw, to the extent it had suffered any damages, on the $35 million letter of credit posted by Reliant Resources on behalf of LEP under the tolling agreement.

     LEP currently receives a fixed monthly payment from PGET under the tolling agreement. If the tolling agreement is terminated, (a) LEP would need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market and (b) the gas transportation agreement that PGET utilizes in connection with the tolling agreement will revert to LEP, and LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement, including the posting of $5 million in credit support.

     No assurance can be given that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, including reorganization under the bankruptcy laws. We, including Orion Power, would not be in default under our other current debt agreements if any of these events occur at Liberty.

     As of March 31, 2003, the combined net book value of LEP and Liberty was $367 million, excluding the non-recourse debt obligations of $266 million.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     In December 2002, we evaluated the Liberty station and the related tolling agreement for impairment. Based on our analyses, there were no impairments. The fair value of Liberty station was determined based on an income approach, using future discounted cash flows; a market approach, using acquisition multiples, including price per MW, based on publicly available data for recently completed transactions; and a replacement cost approach. If the tolling agreement is terminated and there is not a waiver from the lenders for this event of default, it is possible the lender would initiate foreclosure proceedings against LEP and Liberty. If the lenders foreclose on LEP and Liberty, we believe we could incur a pre-tax loss of an amount up to our recorded net book value with the potential of an additional loss due to an impairment of goodwill allocated to LEP as a result of the foreclosure. Under the tolling agreement, a non-defaulting party who terminates the tolling agreement is entitled to calculate its damages in accordance with specified criteria; the non-defaulting party is the only party entitled to damages. The defaulting party would be entitled to refer such damage calculation to arbitration. The institution of any arbitration could delay the receipt of such damages for an extended period of time. In addition, if PGET is the defaulting party, the payment of damages, if any, could be further delayed if PGET and one or more of the guarantors of PGET's obligations seeks protection from creditors under the bankruptcy laws. Such filings also may result in LEP receiving significantly less in damages than to which it might otherwise be entitled. In the event of a termination, if PGET is the defaulting party and LEP is entitled to the payment of damages as a result of the termination, any amounts recovered from PGET would be handled in accordance with the Liberty credit facility. The most likely result is that the damages would be paid into an account that is managed by the lenders under the credit facility and LEP would not recover any of such damages.

(14)  RECEIVABLES FACILITY

     In July 2002, we entered into a receivables facility arrangement with a financial institution to sell an undivided interest in our accounts receivable and accrued unbilled revenues from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution could invest a maximum of $250 million for its interest in such receivables. In November 2002, the maximum amount of the receivables facility was reduced to $200 million. In February 2003, this was further reduced to $125 million (see below). The receivables facility may be increased on a seasonal basis, subject to the availability of receivables and approval by the participating financial institution.

     This receivables facility expires in July 2003 and may be renewed at our option and the option of the financial institution participating in the facility. If the receivables facility is not renewed on its termination date, the collections from the receivables purchased will repay the financial institution's investment and no new receivables will be purchased under the receivables facility. There can be no assurance that the financial institution participating in the receivables facility will agree to a renewal.

     We received net proceeds in an initial amount of $230 million at the inception of this receivables facility. The amount of funding available to us under the receivables facility will fluctuate based on the amount of receivables available, which in turn, is affected by seasonal changes in demand for electricity and by the performance of the receivables portfolio. As of December 31, 2002 and March 31, 2003, the amount of funding outstanding under our receivables facility was $95 million and $84 million, respectively.

     Pursuant to the receivables facility, we formed a qualified special purpose entity (QSPE), as a bankruptcy remote subsidiary. The QSPE was formed for the sole purpose of buying and selling receivables generated by us. The QSPE is a separate entity and its assets will be available first and foremost to satisfy the claims of its creditors. We, irrevocably and without recourse, transfer receivables to the QSPE. We continue to service the receivables and receive a fee of 0.5% of cash collected. We received total fees of $3 million for the three months ended March 31, 2003. We have no servicing assets or liabilities, because servicing fees are based on actual costs associated with collection of accounts receivable. The QSPE, in turn, sells an undivided

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

interest in these receivables to the participating financial institution. We are not ultimately liable for any failure of payment of the obligors on the receivables. We have, however, guaranteed the performance obligations of the sellers and the servicing of the receivables under the related documents.

     The two-step transaction described in the above paragraph is accounted for as a sale of receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and as a result the related receivables are excluded from the consolidated balance sheet. Cost associated with the sale of receivables, $3 million for the three months ended March 31, 2003, primarily the discount and loss on sale, is included in other expense in our statement of consolidated operations. As of December 31, 2002 and March 31, 2003, $277 million and $201 million, respectively, of the outstanding receivables had been sold and the sales have been reflected as a reduction of accounts receivable in our consolidated balance sheets. We have notes receivable from the QSPE of approximately $170 million and $96 million at December 31, 2002 and March 31, 2003, respectively, which are included in our consolidated balance sheets. These notes are calculated as the amount of receivables sold to the QSPE, less the interest in the receivables sold by the QSPE to the financial institution, and the equity investment in the QSPE, which is equal to 3% of the receivables balance. At December 31, 2002 and March 31, 2003, the equity investment balance was $8 million and $6 million, respectively. These notes were pledged to the lenders in the March 2003 refinancing of certain of our credit facilities, see note 10.

     The book value of the accounts receivable is offset by the amount of the allowance for doubtful accounts and customer security deposits. A discount rate of 5.03% was applied to projected cash collections over a 6-month period. Our collection experience indicated that 98% of the accounts receivables would be collected within a 6-month period.

     On December 2, 2002, we notified the financial institution under the receivables facility of two violations of certain compliance ratio tests that are considered amortization events whereby the financial institution has the right to liquidate the receivables it owns to collect the total amount outstanding under the terms of the receivables facility. On February 7, 2003, we were granted an amendment to our receivables facility and a waiver of these two compliance ratio violations from the financial institution. As part of the amendment and waiver, the maximum amount of the receivables facility was reduced from $200 million to $125 million.

     In addition, an amortization event was added that required us to attain by February 17, 2003 either: (a) a consensual refinancing of certain credit facilities or (b) another financing commitment. We received waivers of this amortization event until March 31, 2003; our March 2003 refinancing satisfied this condition (see note 10).

(15)  BANKRUPTCY OF ENRON CORP AND ITS AFFILIATES

     During the fourth quarter of 2001, Enron filed a voluntary petition for bankruptcy. Accordingly, we recorded an $85 million provision, comprised of provisions against 100% of receivables of $88 million and net non-trading derivative balances of $52 million, offset by our net trading and marketing liabilities to Enron of $55 million.

     The non-trading derivatives with Enron were designated as cash flow hedges (see note 8). The unrealized net gain on these derivative instruments previously reported in other comprehensive income will remain in accumulated other comprehensive loss and will be reclassified into earnings during the period in which the originally designated hedged transactions occur. During the three months ended March 31, 2002 and 2003, $13 million gain and $2 million loss, respectively, was reclassified into earnings related to these cash flow hedges.

     In early 2002, we commenced an action in the United States District Court to recover from Enron Canada Corp., the only Enron party to our netting agreement which is not in bankruptcy, the settlement

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

amount of $78 million, which resulted from netting amounts owed by and among the five Enron parties and our applicable subsidiaries. In March 2002, the United States District Court dismissed our claim and we appealed the decision to the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). Oral arguments were heard in March 2003.

     At this time we cannot predict whether our appeal will be successful. The United States District Court, however, did determine that netting of amounts owed by and among our parties and the Enron parties was proper. This portion of the United States District Court's ruling has not been appealed. In other proceedings initiated by Enron in the Bankruptcy Court for the Southern District of New York, Enron is alleging that netting agreements, such as the one it signed with us, are unenforceable. This contention is not currently at issue in our appeal pending in the Fifth Circuit. In January 2003, Enron filed a complaint in the Bankruptcy Court of Southern District New York claiming that it is owed $13 million from us and disputing the enforceability of our netting agreement. Our answer to the Enron complaint was filed in April 2003, asserting that our netting agreement with the Enron entities is enforceable as found by the United States District Court.

(16)  DISCONTINUED OPERATIONS -- SALE OF OUR EUROPEAN ENERGY OPERATIONS

     In February 2003, we signed an agreement to sell our European energy operations to Nuon, a Netherlands-based electricity distributor. Upon consummation of the sale, we expect to receive cash proceeds from the sale of approximately $1.2 billion (Euro 1.1 billion). As additional contingent consideration for the sale, we will also receive 90% of the dividends and other distributions in excess, if any, of approximately $120 million (Euro 110 million) paid by NEA B.V. (NEA) to Reliant Energy Power Generation Benelux, N.V. (REPGB) following the consummation of the sale. The purchase price payable at closing assumes that our European energy operations will have, on the sale consummation date, net cash of at least $126 million (Euro 115 million). If the amount of net cash is less on such date, the purchase price will be reduced accordingly. The sales price is denominated in Euros; however, we have hedged our foreign currency exposure of our net investment in our European energy operations. See below for further discussion of the hedges.

     We intend to use the cash proceeds from the sale first to prepay the Euro 600 million bank term loan borrowed by Reliant Energy Capital (Europe), Inc.
(RECE) to finance a portion of the original acquisition costs of our European energy operations. The maturity date of the credit facility, which originally was scheduled to mature in March 2003, has been extended, as described below. If we exercise the option to acquire Texas Genco in 2004, we intend to use the remaining cash proceeds of approximately $0.5 billion (Euro 0.5 billion) to partially fund the exercise of this option. However, if we elect not to exercise the option, we must use the remaining cash proceeds to prepay debt.

     The sale is subject to the approval of the Dutch competition authority. The German competition authority approved the sale on May 5, 2003. We anticipate that the consummation of the sale will occur in the summer of 2003. No assurance can be given that we will obtain the approval of the Dutch competition authority or that such approval can be obtained in a timely manner.

     We recognized an estimated loss on disposition of $384 million in the three months ended March 31, 2003 in connection with the anticipated sale. We do not anticipate that there will be a Dutch or United States income tax benefit realized by us as a result of this loss. This loss represents an estimate and could change based on (a) changes in the foreign currency exchange rate from March 31, 2003 to the date of sale, (b) changes in intercompany balances from March 31, 2003 to the date of sale and (c) other various factors. We will recognize contingent payments, if any, (as discussed above) in earnings upon receipt. In the first quarter of 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly reclassified amounts for the previous period. For information

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

regarding goodwill impairments of our European energy segment recognized in the first and fourth quarters of 2002 of $234 million and $482 million, respectively, see note 7.

     Assets and liabilities related to discontinued operations were as follows:

                                                              DECEMBER 31,   MARCH 31,
                                                                  2002         2003
                                                              ------------   ---------
                                                                   (IN MILLIONS)
CURRENT ASSETS:
  Cash and cash equivalents.................................     $  112       $  113
  Accounts and notes receivable and accrued unbilled
     revenues, principally customer, net....................        377          260
  Other current assets......................................        164          219
                                                                 ------       ------
     Total current assets...................................        653          592
                                                                 ------       ------
PROPERTY, PLANT AND EQUIPMENT, NET..........................      1,647        1,260
OTHER ASSETS:
  Stranded costs indemnification receivable.................        203          205
  Investment in NEA.........................................        210          218
  Other.....................................................         16           18
                                                                 ------       ------
     Total long-term assets.................................      2,076        1,701
                                                                 ------       ------
     Total Assets...........................................     $2,729       $2,293
                                                                 ======       ======
CURRENT LIABILITIES:
  Current portion of long-term debt and short-term
     borrowings.............................................     $  631       $  675
  Accounts payable, principally trade.......................        306          184
  Other current liabilities.................................        147          172
                                                                 ------       ------
     Total current liabilities..............................      1,084        1,031
                                                                 ------       ------
OTHER LIABILITIES:
  Trading and marketing and non-trading derivative
     liabilities, including stranded costs liability........        363          367
  Other liabilities.........................................        348          351
                                                                 ------       ------
     Total other liabilities................................        711          718
                                                                 ------       ------
LONG-TERM DEBT..............................................         37           18
     Total long-term liabilities............................        748          736
                                                                 ------       ------
     Total Liabilities......................................     $1,832       $1,767
                                                                 ======       ======
Accumulated other comprehensive income......................     $   39       $   --
                                                                 ======       ======

     Revenues and pre-tax income (loss) related to discontinued operations were as follows:

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                  2002         2003
                                                              ------------   ---------
                                                                   (IN MILLIONS)
Revenues....................................................      $149         $ 195
Income (loss) before income tax expense/benefit.............        12          (369)

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     In March 2003, we incrementally hedged our net investment in our European energy operations to Euro 1.1 billion by purchasing Euro 520 million of foreign currency options, which expire in June 2003.

     In February 2000, one of our subsidiaries, RECE, established a Euro 600 million term loan facility that was to terminate in March 2003. At December 31, 2002 and March 31, 2003, $630 million and $655 million, respectively, under this facility was outstanding and is included in liabilities of discontinued operations in our consolidated balance sheets. The facility bore interest at the inter-bank offered rate for Euros (EURIBOR) plus 1.25%. This facility is secured by a pledge of the shares of REPGB's indirect holding company. Borrowings under this facility are non-recourse to Reliant Resources. This facility contains affirmative and negative covenants, including a negative pledge.

     In March 2003, we reached an agreement with our lenders to extend the maturity date of the Euro 600 million bank term loan facility of RECE, originally scheduled to mature on March 3, 2003. Based on the terms of the extension, we will repay this term loan on the first to occur of (a) completion of the above mentioned sale of our European energy operations to Nuon, (b) December 31, 2003 and (c) the earlier of the maturity dates of the two REPGB facilities, which are both July 2003, as they may be extended. If the sale of our European energy operations does not occur prior to July 2003, we will be required to repay this term loan in July 2003 unless prior to that date we are able to obtain an extension of REPGB's credit facilities. If the sale of our European energy operations does not close prior to the maturity of these facilities, REPGB anticipates extending these credit facilities.

     In order to extend the Euro 600 million facility, we provided the following additional security to the lenders:

     - a guarantee of the facility from Reliant Energy Europe, Inc.;

     - security over certain intercompany payables from our European energy operations (a portion of which will be repaid at consummation of the sale) and the bank accounts into which Nuon will deposit the cash proceeds of the sale; and

     - a pledge of 65% of the shares in Reliant Energy Europe B.V., the holding company of our European energy operations, which pledge will be released upon the consummation of the sale.

     In addition, we agreed to increase the interest rate under this credit facility to EURIBOR plus a margin of 4.0% per year, 2.0% of which is payable monthly and 2.0% of which will be paid in the event that the sale of our European energy operations to Nuon does not occur. We pre-funded interest under the facility through a security account, initially in an amount of approximately $18 million (Euro 17 million) and, thereafter, we will replenish this account in an amount equal to at least two months' interest under the facility. This extension requires RECE to maintain an interest coverage ratio of not less than
4.50 to 1.00 and provides that capital expenditures may not exceed Euro 41.3 million (approximately $45 million) during the year ending December 31, 2003.

     The REPGB credit facilities consist of (a) a Euro 184 million (approximately $202 million) 364-day revolving credit facility and (b) a three-year letter of credit facility for $420 million, both scheduled to expire in July 2003. The revolving credit facility contains an option that allows REPGB to utilize up to Euro 100 million (approximately $109 million) for letters of credit. Under the two facilities, there is no recourse to Reliant Resources.

     At December 31, 2002 and March 31, 2003, there were no borrowings outstanding under the 364-day revolving credit facility. At December 31, 2002, and March 31, 2003, there were $18 and $12 million, respectively, of letters of credit outstanding under the 364-day revolving credit facility. At December 31, 2002, and March 31, 2003, under the $420 million letter of credit facility, letters of credit of $355 million and $363 million, respectively, were outstanding under the facility.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Additional outstanding long-term indebtedness of REPGB of $38 million at December 31, 2002, and March 31, 2003, consisted primarily of medium term notes and loans maturing through 2006. This debt is unsecured and non-recourse to Reliant Resources.

     With the closing of the sale to Nuon, the REPGB bank facilities and debt will remain the obligations of REPGB.

(17)  REPORTABLE SEGMENTS

     We have identified the following reportable segments: retail energy, wholesale energy and other operations. For descriptions of the financial reporting segments, see note 1 to our Form 10-K/A. In February 2003, we signed an agreement to sell our European energy operations and have classified that as discontinued operations. See note 16 for further discussion. Our determination of reportable segments considers the strategic operating units under which we manage sales, allocate resources and assess performance of various products and services to wholesale or retail customers. Financial information for Orion Power is included in the segment disclosures only for periods beginning on the acquisition date. Beginning in the first quarter of 2002, we began to evaluate segment performance on earnings (loss) before interest expense, interest income and income taxes (EBIT). EBIT is not defined under GAAP, and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income (loss) from operations as determined under GAAP.

     Effective January 1, 2003, we began reporting our ERCOT generation facilities, which consists of seven power generation units at two facilities with an aggregate net generation capacity of 805 MW located in Texas, in our retail energy segment rather than our wholesale energy segment. We include our ERCOT generation facilities in our retail energy segment for segment reporting because energy from those assets is primarily used to serve retail energy segment customers. Reportable segments from prior periods have been reclassified to conform to the 2003 presentation.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Financial data for business segments (excluding items related to our discontinued operations, other than total assets) are as follows:

                                   RETAIL   WHOLESALE     OTHER      DISCONTINUED
                                   ENERGY    ENERGY     OPERATIONS    OPERATIONS    ELIMINATIONS   CONSOLIDATED
                                   ------   ---------   ----------   ------------   ------------   ------------
                                                                  (IN MILLIONS)
FOR THE THREE MONTHS ENDED
  MARCH 31, 2002 (EXCEPT AS
  DENOTED):
  Revenues from external
     customers...................  $  560    $ 1,065       $  1         $   --         $ (19)        $ 1,607
  Trading margins................       5         46         --             --            --              51
  Depreciation and
     amortization................       7         48          2             --            --              57
  Operating income (loss)........      46        109         (8)            --            --             147
  Income of equity investments of
     unconsolidated
     subsidiaries................      --          4         --             --            --               4
  EBIT...........................      46        115        (10)            --            --             151
  Expenditures for long-lived
     assets......................      14      3,094         18             --            --           3,126
  Equity investments in
     unconsolidated subsidiaries
     as of December 31, 2002.....      --        103         --             --            --             103
  Total assets as of December 31,
     2002........................   2,075     12,245        916          2,729          (328)         17,637
FOR THE THREE MONTHS ENDED
  MARCH 31, 2003 (EXCEPT AS
  DENOTED):
  Revenues from external
     customers...................   1,378      1,465         --             --          (210)          2,633
  Trading margins................      (1)       (73)        --             --            --             (74)
  Depreciation and
     amortization................      12         72          5             --            --              89
  Operating income (loss)........      26          5        (11)            --            --              20
  Loss of equity investments of
     unconsolidated
     subsidiaries................      --         (1)        --             --            --              (1)
  EBIT...........................      23          4        (10)            --            --              17
  Expenditures for long-lived
     assets......................       5        175          9             --            --             189
  Equity investments in
     unconsolidated subsidiaries
     as of March 31, 2003........      --         98         --             --            --              98
  Total assets as of March 31,
     2003........................   2,524     13,833        774          2,293          (586)         18,838

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

                                                              FOR THE THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2002    2003
                                                              -----   -----
                                                              (IN MILLIONS)
RECONCILIATION OF OPERATING INCOME TO EBIT AND EBIT TO NET
  LOSS:
  Operating income..........................................  $ 147   $  20
  Gains from investments, net...............................      3       1
  Income (loss) of equity investments of unconsolidated
     subsidiaries...........................................      4      (1)
  Other expense, net........................................     (3)     (3)
                                                              -----   -----
  EBIT......................................................    151      17
  Interest expense..........................................    (29)    (97)
  Interest income...........................................      2      14
  Interest income -- affiliated companies, net..............      3      --
                                                              -----   -----
  Income (loss) from continuing operations before income
     taxes..................................................    127     (66)
  Income tax expense (benefit)..............................     46     (20)
                                                              -----   -----
  Income (loss) from continuing operations..................     81     (46)
  Income (loss) from discontinued operations, net of tax....     15    (381)
                                                              -----   -----
  Income (loss) before cumulative effect of accounting
     changes................................................     96    (427)
  Cumulative effect of accounting changes, net of tax.......   (234)    (25)
                                                              -----   -----
     Net loss...............................................  $(138)  $(452)
                                                              =====   =====

(18)  SUPPLEMENTAL GUARANTOR INFORMATION

     For the $1.1 billion senior secured notes issued in July 2003, certain of our wholly-owned subsidiaries are (a) full and unconditional guarantors, jointly and severally, (b) limited guarantors or (c) non-guarantors.

     The primary guarantors are: Reliant Energy Aurora, LP; Reliant Energy California Holdings, LLC; Reliant Energy Electric Solutions, LLC; Reliant Energy Northeast Holdings, Inc.; Reliant Energy Power Generation, Inc.; Reliant Energy Retail Holdings, LLC; Reliant Energy Retail Services, LLC; Reliant Energy Services, Inc.; Reliant Energy Shelby County II, LP and Reliant Energy Solutions, LLC.

     Orion Power Holdings, Inc. is the only limited guarantor. Orion Power Holdings, Inc. and its subsidiaries were acquired in February 2002.

     The primary non-guarantors are: Astoria Generating Company, LP; Erie Boulevard Hydropower, L.P.; Liberty Electric PA, LLC; Liberty Electric Power, LLC; Orion Power Capital, LLC; Orion Power MidWest, LP; Orion Power MidWest LP, LLC; Orion Power New York, LP; Orion Power New York LP, LLC; Reliant Energy Capital (Europe), Inc.; Reliant Energy Channelview L.P.; Reliant Energy Europe, Inc.; Reliant Energy Trading & Marketing, B.V.; Reliant Energy Mid-Atlantic Power Holdings, LLC; Reliant Energy New Jersey Holdings, LLC; Reliant Energy Power Generation Benelux, N.V. and Reliant Energy Europe B.V. All wholly-owned subsidiaries of Orion Power are non-guarantors.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     The following condensed consolidating financial information presents supplemental information for the indicated groups as of December 31, 2002 and March 31, 2003 and for the three months ended March 31, 2002 and 2003:

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS.

                                                                     THREE MONTHS ENDED MARCH 31, 2002
                                             ---------------------------------------------------------------------------------
                                              RELIANT                 ORION      NON-        ELIMINATIONS AND
                                             RESOURCES   GUARANTORS   POWER   GUARANTORS   RECLASSIFICATIONS(1)   CONSOLIDATED
                                             ---------   ----------   -----   ----------   --------------------   ------------
                                                                               (IN MILLIONS)
Revenues...................................    $  --       $1,397      $--      $ 278              $(68)             $1,607
Trading margins............................       --           46       --          5                --                  51
                                               -----       ------      ---      -----              ----              ------
    Total..................................       --        1,443       --        283               (68)              1,658
                                               -----       ------      ---      -----              ----              ------
Fuel and cost of gas sold..................       --           94       --         83               (14)                163
Purchased power............................       --        1,080       --          4               (53)              1,031
Operation and maintenance..................       --           72       --         73                 5                 150
General, administrative and development....        1           88        1         26                (6)                110
Depreciation and amortization..............        2           23       --         32                --                  57
                                               -----       ------      ---      -----              ----              ------
    Total..................................        3        1,357        1        218               (68)              1,511
                                               -----       ------      ---      -----              ----              ------
Operating (loss) income....................       (3)          86       (1)        65                --                 147
                                               -----       ------      ---      -----              ----              ------
Gains from investments, net................       --            3       --         --                --                   3
Income of equity investments of
  unconsolidated subsidiaries..............       --            4       --         --                --                   4
(Loss) income of equity investments of
  consolidated subsidiaries................     (140)        (212)      12         --               340                  --
Other, net.................................       (6)           2       --          1                --                  (3)
Interest expense...........................      (10)          (3)      (6)       (10)               --                 (29)
Interest income............................       --           --       --          2                --                   2
Interest income (expense) -- affiliated
  companies, net...........................       23           14       --        (34)               --                   3
                                               -----       ------      ---      -----              ----              ------
    Total other (expense) income...........     (133)        (192)       6        (41)              340                 (20)
                                               -----       ------      ---      -----              ----              ------
(Loss) income from continuing operations
  before income taxes......................     (136)        (106)       5         24               340                 127
Income tax expense (benefit)...............        2           38       (8)        14                --                  46
                                               -----       ------      ---      -----              ----              ------
(Loss) income from continuing operations...     (138)        (144)      13         10               340                  81
                                               -----       ------      ---      -----              ----              ------
(Loss) income from operations of
  discontinued European energy
  operations...............................       --          (13)      --         25                --                  12
Income tax (benefit) expense...............       --           (4)      --          1                --                  (3)
                                               -----       ------      ---      -----              ----              ------
(Loss) income from discontinued
  operations...............................       --           (9)      --         24                --                  15
                                               -----       ------      ---      -----              ----              ------
(Loss) income before cumulative effect of
  accounting change........................     (138)        (153)      13         34               340                  96
Cumulative effect of accounting change, net
  of tax...................................       --           --       --       (234)               --                (234)
                                               -----       ------      ---      -----              ----              ------
Net (loss) income..........................    $(138)      $ (153)     $13      $(200)             $340              $ (138)
                                               =====       ======      ===      =====              ====              ======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

                                                        THREE MONTHS ENDED MARCH 31, 2003
                                ---------------------------------------------------------------------------------
                                 RELIANT                 ORION      NON-        ELIMINATIONS AND
                                RESOURCES   GUARANTORS   POWER   GUARANTORS   RECLASSIFICATIONS(1)   CONSOLIDATED
                                ---------   ----------   -----   ----------   --------------------   ------------
                                                                  (IN MILLIONS)
Revenues.....................     $  --       $2,255     $ --      $ 556             $(178)             $2,633
Trading margins..............        --          (78)      --          4                --                 (74)
                                  -----       ------     ----      -----             -----              ------
    Total....................        --        2,177       --        560              (178)              2,559
                                  -----       ------     ----      -----             -----              ------
Fuel and cost of gas sold....        --          228       --        252              (105)                375
Purchased power..............        --        1,769       --         12               (73)              1,708
Accrual for payment to
  CenterPoint Energy,
  Inc. ......................        --           47       --         --                --                  47
Operation and maintenance....        --           81       --        103                13                 197
General, administrative and
  development................         2           79       --         55               (13)                123
Depreciation and
  amortization...............         5           32       --         52                --                  89
                                  -----       ------     ----      -----             -----              ------
    Total....................         7        2,236       --        474              (178)              2,539
                                  -----       ------     ----      -----             -----              ------
Operating (loss) income......        (7)         (59)      --         86                --                  20
                                  -----       ------     ----      -----             -----              ------
Gains from investments,
  net........................        --            1       --         --                --                   1
Loss of equity investments of
  unconsolidated
  subsidiaries...............        --           (1)      --         --                --                  (1)
(Loss) income of equity
  investments of consolidated
  subsidiaries...............      (436)        (379)      17         --               798                  --
Other, net...................        --           (4)      --          1                --                  (3)
Interest expense.............       (53)          (1)     (10)       (33)               --                 (97)
Interest income..............         1           12       --          1                --                  14
Interest income (expense) --
  affiliated companies,
  net........................        41          (12)      --        (29)               --                  --
                                  -----       ------     ----      -----             -----              ------
    Total other (expense)
      income.................      (447)        (384)       7        (60)              798                 (86)
                                  -----       ------     ----      -----             -----              ------
(Loss) income from continuing
  operations before income
  taxes......................      (454)        (443)       7         26               798                 (66)
Income tax (benefit)
  expense....................        (3)         (21)      (3)         7                --                 (20)
                                  -----       ------     ----      -----             -----              ------
(Loss) income from continuing
  operations.................      (451)        (422)      10         19               798                 (46)
                                  -----       ------     ----      -----             -----              ------
(Loss) income from operations
  of discontinued European
  energy operations..........        (1)          29       --       (397)               --                (369)
Income tax expense...........        --           10       --          2                --                  12
                                  -----       ------     ----      -----             -----              ------
(Loss) income from
  discontinued operations....        (1)          19       --       (399)               --                (381)
                                  -----       ------     ----      -----             -----              ------
(Loss) income before
  cumulative effect of
  accounting changes.........      (452)        (403)      10       (380)              798                (427)
Cumulative effect of
  accounting changes, net of
  tax........................        --          (43)      --         18                --                 (25)
                                  -----       ------     ----      -----             -----              ------
Net (loss) income............     $(452)      $ (446)    $ 10      $(362)            $ 798              $ (452)
                                  =====       ======     ====      =====             =====              ======

---------------

(1) These amounts relate to either (a) eliminations recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEETS.

                                                                               DECEMBER 31, 2002
                                               ----------------------------------------------------------------------------------
                                                RELIANT                 ORION       NON-        ELIMINATIONS AND
                                               RESOURCES   GUARANTORS   POWER    GUARANTORS   RECLASSIFICATIONS(1)   CONSOLIDATED
                                               ---------   ----------   ------   ----------   --------------------   ------------
                                                                                 (IN MILLIONS)
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................   $   657      $  403     $    6    $    49           $     --           $ 1,115
  Restricted cash............................        --          --         --        213                 --               213
  Accounts and notes receivable, principally
    customer, net............................       121         917         46        231                 --             1,315
  Accounts and notes receivable -- affiliated
    companies................................       817         853         --        405             (2,075)               --
  Inventory..................................        --         134         --        146                 --               280
  Trading and marketing assets...............        --         594         --         42                 --               636
  Non-trading derivative assets..............        --         297         --         48                 --               345
  Other current assets.......................        21         353          1        177                (38)              514
  Current assets of discontinued
    operations...............................         2          --         --        651                 --               653
                                                -------      ------     ------    -------           --------           -------
    Total current assets.....................     1,618       3,551         53      1,962             (2,113)            5,071
                                                -------      ------     ------    -------           --------           -------
Property, plant and equipment, gross.........       142       2,340          1      5,244                 --             7,727
Accumulated depreciation.....................       (21)       (196)        --       (216)                --              (433)
                                                -------      ------     ------    -------           --------           -------
PROPERTY, PLANT AND EQUIPMENT, NET...........       121       2,144          1      5,028                 --             7,294
                                                -------      ------     ------    -------           --------           -------
OTHER ASSETS:
  Goodwill, net(2)...........................        --         210         --        994                337             1,541
  Other intangibles, net.....................        --         116         --        621                 --               737
  Notes receivable -- affiliated companies...     2,539       2,019         --        484             (5,042)               --
  Equity investments in unconsolidated
    subsidiaries.............................        --         103         --         --                 --               103
  Equity investments in consolidated
    subsidiaries.............................     5,715         273      3,283         --             (9,271)               --
  Trading and marketing assets...............        --         275         --         26                 --               301
  Non-trading derivative assets..............        --          55         --         42                 --                97
  Restricted cash............................         7          --         --         --                 --                 7
  Other long-term assets.....................        62         104         33        266                (55)              410
  Long-term assets of discontinued
    operations...............................        --          --         --      2,076                 --             2,076
                                                -------      ------     ------    -------           --------           -------
    Total other assets.......................     8,323       3,155      3,316      4,509            (14,031)            5,272
                                                -------      ------     ------    -------           --------           -------
    TOTAL ASSETS.............................   $10,062      $8,850     $3,370    $11,499           $(16,144)          $17,637
                                                =======      ======     ======    =======           ========           =======

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt and
    short-term borrowings....................   $   350      $    7     $    8    $   455           $     --           $   820
  Accounts payable, principally trade........        72         548         --        137                 --               757
  Accounts and notes payable -- affiliated
    companies................................        --       1,192          7        921             (2,120)               --
  Trading and marketing liabilities..........        --         470         --         35                 --               505
  Non-trading derivative liabilities.........        --         271         --         55                 --               326
  Other current liabilities..................        26         281         13        119                (38)              401
  Current liabilities of discontinued
    operations...............................        --          --         --      1,084                 --             1,084
                                                -------      ------     ------    -------           --------           -------
    Total current liabilities................       448       2,769         28      2,806             (2,158)            3,893
                                                -------      ------     ------    -------           --------           -------
OTHER LIABILITIES:
  Notes payable -- affiliated companies......        --       2,962         --      2,035             (4,997)               --
  Trading and marketing liabilities..........        --         208         --         24                 --               232
  Non-trading derivative liabilities.........        --          98         --         64                 --               162
  Accrual for payment to CenterPoint Energy,
    Inc. ....................................        --         128         --         --                 --               128
  Other long-term liabilities................        45         175          4        644                (55)              813
  Long-term liabilities of discontinued
    operations...............................        --          --         --        748                 --               748
                                                -------      ------     ------    -------           --------           -------
    Total other liabilities..................        45       3,571          4      3,515             (5,052)            2,083
                                                -------      ------     ------    -------           --------           -------
LONG-TERM DEBT...............................     3,916           4        466      1,622                 --             6,008
                                                -------      ------     ------    -------           --------           -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY.........................     5,653       2,506      2,872      3,556             (8,934)            5,653
                                                -------      ------     ------    -------           --------           -------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY.................................   $10,062      $8,850     $3,370    $11,499           $(16,144)          $17,637
                                                =======      ======     ======    =======           ========           =======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                 MARCH 31, 2003
                                               ----------------------------------------------------------------------------------
                                                RELIANT                 ORION       NON-        ELIMINATIONS AND
                                               RESOURCES   GUARANTORS   POWER    GUARANTORS   RECLASSIFICATIONS(1)   CONSOLIDATED
                                               ---------   ----------   ------   ----------   --------------------   ------------
                                                                                 (IN MILLIONS)
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................   $    48     $   249     $   18    $    73           $     --           $   388
  Restricted cash............................        --          --         --        177                 --               177
  Accounts and notes receivable, principally
    customer, net............................        --         954         34        223                 13             1,224
  Accounts and notes receivable -- affiliated
    companies................................       870         881         --        384             (2,135)               --
  Inventory..................................        --          92         --        133                 --               225
  Trading and marketing assets...............        --         601         --         58                 --               659
  Non-trading derivative assets..............        --         828         --         85                 --               913
  Other current assets.......................       198         443          6        274                (74)              847
  Current assets of discontinued
    operations...............................         3          --         --        589                 --               592
                                                -------     -------     ------    -------           --------           -------
    Total current assets.....................     1,119       4,048         58      1,996             (2,196)            5,025
                                                -------     -------     ------    -------           --------           -------
Property, plant and equipment, gross.........       151       3,831          1      5,265                 --             9,248
Accumulated depreciation.....................       (27)       (224)        --       (259)                --              (510)
                                                -------     -------     ------    -------           --------           -------
PROPERTY, PLANT AND EQUIPMENT, NET...........       124       3,607          1      5,006                 --             8,738
                                                -------     -------     ------    -------           --------           -------
OTHER ASSETS:
  Goodwill, net(2)...........................        --         209         --        987                337             1,533
  Other intangibles, net.....................        --         115         --        633                 --               748
  Notes receivable -- affiliated companies...     2,544       2,014         --        502             (5,060)               --
  Equity investments in unconsolidated
    subsidiaries.............................        --          98         --         --                 --                98
  Equity investments in consolidated
    subsidiaries.............................     6,506        (107)     3,307         --             (9,706)               --
  Trading and marketing assets...............        --         162         --         23                 --               185
  Non-trading derivative assets..............        12         139         --         54                 --               205
  Restricted cash............................         7          --         --          7                 --                14
  Other long-term assets.....................       225         110         31        278                (53)              591
  Long-term assets of discontinued
    operations...............................        --          --         --      1,701                 --             1,701
                                                -------     -------     ------    -------           --------           -------
    Total other assets.......................     9,294       2,740      3,338      4,185            (14,482)            5,075
                                                -------     -------     ------    -------           --------           -------
    TOTAL ASSETS.............................   $10,537     $10,395     $3,397    $11,187           $(16,678)          $18,838
                                                =======     =======     ======    =======           ========           =======

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt and
    short-term borrowings....................   $    (3)    $     5     $    8    $   438           $     --           $   448
  Accounts payable, principally trade........        27         590         --         87                 --               704
  Accounts and notes payable -- affiliated
    companies................................        --       1,160          8      1,012             (2,180)               --
  Trading and marketing liabilities..........        --         472         --         52                 --               524
  Non-trading derivative liabilities.........        --         655         --        109                 --               764
  Other current liabilities..................        74         304         24         64                (61)              405
  Current liabilities of discontinued
    operations...............................        --          --         --      1,031                 --             1,031
                                                -------     -------     ------    -------           --------           -------
    Total current liabilities................        98       3,186         40      2,793             (2,241)            3,876
                                                -------     -------     ------    -------           --------           -------
OTHER LIABILITIES:
  Notes payable -- affiliated companies......        --       2,981         --      2,034             (5,015)               --
  Trading and marketing liabilities..........        --         173         --         14                 --               187
  Non-trading derivative liabilities.........        --         134         --         92                 --               226
  Accrual for payment to CenterPoint Energy,
    Inc. ....................................        --         175         --         --                 --               175
  Other long-term liabilities................        63         163          4        700                (53)              877
  Long-term liabilities of discontinued
    operations...............................        --          --         --        736                 --               736
                                                -------     -------     ------    -------           --------           -------
    Total other liabilities..................        63       3,626          4      3,576             (5,068)            2,201
                                                -------     -------     ------    -------           --------           -------
LONG-TERM DEBT...............................     5,113         303        464      1,618                 --             7,498
                                                -------     -------     ------    -------           --------           -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY.........................     5,263       3,280      2,889      3,200             (9,369)            5,263
                                                -------     -------     ------    -------           --------           -------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY.................................   $10,537     $10,395     $3,397    $11,187           $(16,678)          $18,838
                                                =======     =======     ======    =======           ========           =======

---------------

(1) These amounts relate to either (a) eliminations recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.

(2) SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process. Based on Orion Power and its subsidiaries' annual impairment test as of November 1, 2002, Orion Power's subsidiaries' goodwill was impaired by $337 million. This impairment loss was eliminated from Reliant Resources and its subsidiaries' consolidated financial statements, as goodwill was not impaired at the higher-level reporting unit.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS.

                                                              THREE MONTHS ENDED MARCH 31, 2002
                                      ---------------------------------------------------------------------------------
                                       RELIANT                 ORION      NON-        ELIMINATIONS AND
                                      RESOURCES   GUARANTORS   POWER   GUARANTORS   RECLASSIFICATIONS(1)   CONSOLIDATED
                                      ---------   ----------   -----   ----------   --------------------   ------------
                                                                        (IN MILLIONS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net cash provided by (used in)
    continuing operations from
    operating activities............   $     6      $ 305      $(24)      $ 75             $  --             $   362
  Net cash provided by discontinued
    operations from operating
    activities......................        --         30        --          4                --                  34
                                       -------      -----      ----       ----             -----             -------
  Net cash provided by (used in)
    operating activities............         6        335       (24)        79                --                 396
                                       -------      -----      ----       ----             -----             -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures..............       (18)      (119)       --        (40)               --                (177)
  Business acquisitions, net of cash
    acquired........................    (2,949)        --        76         --               (76)             (2,949)
  Investments in and distributions
    from subsidiaries, net and
    Reliant Resources' advances to
    and distributions from its
    wholly-owned subsidiaries,
    net(2)..........................        87          7       (43)        43               (94)                 --
  Other, net........................        --         --        --          1                --                   1
                                       -------      -----      ----       ----             -----             -------
    Net cash (used in) provided by
      continuing operations from
      investing activities..........    (2,880)      (112)       33          4              (170)             (3,125)
    Net cash used in discontinued
      operations from investing
      activities....................        --         --        --         (2)               --                  (2)
                                       -------      -----      ----       ----             -----             -------
    Net cash (used in) provided by
      investing activities..........    (2,880)      (112)       33          2              (170)             (3,127)
                                       -------      -----      ----       ----             -----             -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from long-term debt......        --         14        --         --                --                  14
  Payments of long-term debt........        --         (1)       --         --                --                  (1)
  Increase in short-term borrowings,
    net.............................     2,908         --        --         14                --               2,922
  Changes in notes with affiliated
    companies, net(3)...............       (43)      (250)       --         80               170                 (43)
  Other, net........................        10         --        --         (1)               --                   9
                                       -------      -----      ----       ----             -----             -------
    Net cash provided by (used in)
      continuing operations from
      financing activities..........     2,875       (237)       --         93               170               2,901
    Net cash used in discontinued
      operations from financing
      activities....................        --         --        --        (40)               --                 (40)
                                       -------      -----      ----       ----             -----             -------
    Net cash provided by (used in)
      financing activities..........     2,875       (237)       --         53               170               2,861
                                       -------      -----      ----       ----             -----             -------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS.........        --         --        --         (1)               --                  (1)
                                       -------      -----      ----       ----             -----             -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS.......................         1        (14)        9        133                --                 129
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD...............         1         68        --         29                --                  98
                                       -------      -----      ----       ----             -----             -------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD............................   $     2      $  54      $  9       $162             $  --             $   227
                                       =======      =====      ====       ====             =====             =======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                        NOTES TO UNAUDITED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

                                                                        THREE MONTHS ENDED MARCH 31, 2003
                                                ---------------------------------------------------------------------------------
                                                 RELIANT                 ORION      NON-        ELIMINATIONS AND
                                                RESOURCES   GUARANTORS   POWER   GUARANTORS   RECLASSIFICATIONS(1)   CONSOLIDATED
                                                ---------   ----------   -----   ----------   --------------------   ------------
                                                                                  (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash (used in) provided by continuing
    operations from operating activities......    $(145)      $ (91)      $12       $ (2)             $ --              $ (226)
  Net cash (used in) provided by discontinued
    operations from operating activities......       (4)         (2)       --          5                --                  (1)
                                                  -----       -----       ---       ----              ----              ------
  Net cash (used in) provided by operating
    activities................................     (149)        (93)       12          3                --                (227)
                                                  -----       -----       ---       ----              ----              ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................       (8)       (161)       --        (20)               --                (189)
  Reliant Resources' advances to its
    wholly-owned subsidiaries, net(2).........      (62)         --        --         --                62                  --
                                                  -----       -----       ---       ----              ----              ------
    Net cash used in continuing operations
      from investing activities...............      (70)       (161)       --        (20)               62                (189)
    Net cash used in discontinued operations
      from investing activities...............       --          --        --         (1)               --                  (1)
                                                  -----       -----       ---       ----              ----              ------
    Net cash used in investing activities.....      (70)       (161)       --        (21)               62                (190)
                                                  -----       -----       ---       ----              ----              ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt................       --          95        --         --                --                  95
  Payments of long-term debt..................       --          (1)       --        (11)               --                 (12)
  Decrease in short-term borrowings, net......     (261)         (1)       --         (6)               --                (268)
  Changes in notes with affiliated companies,
    net(3)....................................       --           7        --         55               (62)                 --
  Payments of financing costs.................     (131)         --        --         --                --                (131)
  Other, net..................................        2          --        --         --                --                   2
                                                  -----       -----       ---       ----              ----              ------
    Net cash (used in) provided by continuing
      operations from financing activities....     (390)        100        --         38               (62)               (314)
    Net cash used in discontinued operations
      from financing activities...............       --          --        --         --                --                  --
                                                  -----       -----       ---       ----              ----              ------
    Net cash (used in) provided by financing
      activities..............................     (390)        100        --         38               (62)               (314)
                                                  -----       -----       ---       ----              ----              ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS............................       --          --        --          4                --                   4
                                                  -----       -----       ---       ----              ----              ------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......     (609)       (154)       12         24                --                (727)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD......................................      657         403         6         49                --               1,115
                                                  -----       -----       ---       ----              ----              ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....    $  48       $ 249       $18       $ 73              $ --              $  388
                                                  =====       =====       ===       ====              ====              ======

---------------

(1) These amounts relate to either (a) eliminations recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.

(2) Investments in and distributions from subsidiaries, net and Reliant Resources' advances to and distributions from its wholly-owned subsidiaries, net are classified as investing activities for Reliant Resources and its wholly-owned subsidiaries.

(3) Changes in notes with affiliated companies, net are classified as financing activities for Reliant Resources' wholly-owned subsidiaries.

                                     * * *